Exhibit 10.2

COVINGTON PLANT

SERVICES AGREEMENT

between

WESTROCK VIRGINIA, LLC

and

INGEVITY VIRGINIA CORPORATION

Effective as of February 1, 2016

-i-

-ii-

-iii-

COVINGTON PLANT SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of 12:01 a.m. on February 1, 2016 (the “Effective Date”) between WESTROCK VIRGINIA, LLC, a Delaware limited liability company (the “Mill Owner”), and INGEVITY VIRGINIA CORPORATION, a Virginia corporation (“Ingevity”), under the following circumstances:

A.          Pursuant to a Distribution Agreement of even date herewith between the Mill Owner and Ingevity, certain of the assets and liabilities of the specialty chemicals business of WestRock Company, including the Carbon Plant (as hereinafter defined) operated in conjunction with and within the Mill Owner’s paperboard and pulp mill in Covington, Virginia, are being distributed from the Mill Owner to Ingevity. Following such distribution, Ingevity will operate the Carbon Plant.

B.          Concurrently with the execution of this Agreement, the Mill Owner is leasing the real property underlying the Carbon Plant to Ingevity pursuant to the Ground Lease (as hereinafter defined). Under the Ground Lease, each party also has certain specified ancillary rights to access and use the real property owned or leased by the other party. Under the Ground Lease, Ingevity also has an option to purchase the real property underlying the Carbon Plant and, if Ingevity purchases the real property underlying the Carbon Plant pursuant to this option, the ancillary rights provided by the Ground Lease will be converted into perpetual reciprocal easements for the benefit of Ingevity and the Mill Owner.

C.          The Carbon Plant is dependent upon the Mill Owner’s paperboard and pulp mill for certain essential services. The parties are entering into this Agreement to set forth their agreement with respect to the ongoing provision of services by the Mill Owner’s paperboard and pulp mill to Ingevity’s Carbon Plant.

NOW, THEREFORE, in consideration of the mutual covenants described in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, Ingevity and the Mill Owner agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given that term in Section 13.1(a).

“Asset Owner” has the meaning given that term in Section 5.2.

“Average Fuel Cost” means the average fuel cost incurred by the Mill during the month to generate one MMBTU of steam, which shall be determined by: (A) aggregating the cost to the Mill Owner of the Fuel Type used by the Mill to produce steam during the month, but with the cost of the liquor from the pulp-making process used as a fuel in the recovery boilers being valued at zero for this purpose, and (B) dividing the result by the sum of: (x) the aggregate fuel value of all of the Fuel Types used by the Mill during the month, which shall be determined by multiplying the number of units of each

Fuel Type used by the Mill during the month by the Fuel Value Per Unit for that Fuel Type and adding together the products so determined, plus (y) the aggregate Energy Value of the 600 pound steam and the 1,500 pound steam generated by recovery boiler #1 and recovery boiler #2, respectively, during the month.

“Carbon Plant” means the carbon manufacturing facility, the adjacent carbon warehouse, the carbon research facility and offices, the former chipper house and board mill, the Sawdust Pile and any ancillary facilities, all of which are located on the Carbon Plant Real Property.

“Carbon Plant Real Property” means the real property on which the Carbon Plant is located, as more particularly described in the Ground Lease. As of the Effective Date, the Carbon Plant Real Property is leased by Ingevity from the Mill Owner pursuant to the Ground Lease; however, during the Term, the Carbon Plant Real Property may be purchased by Ingevity pursuant to the purchase option set forth in the Ground Lease.

“Claims” means any claims, liabilities, obligations, damages, causes of action, penalties, fines, judgments, forfeitures, losses, expenses (including but not limited to, reasonable attorneys’ fees, consultant’s fees, expert’s fees, and court costs) and costs.

“Clinic” has the meaning given that term in Section 3.7.

“Closure” means a shutdown of the Mill in which none of the Major Equipment is being operated on a continuous basis during the applicable time period; provided, however, that a shutdown in connection with a Major Equipment Shutdown or a Cold Maintenance Shutdown shall not constitute a Closure.

“Co-located Continuous Assets” has the meaning given that term in Section 5.1.

“Cold Maintenance Shutdown” means a planned shutdown of the Mill for maintenance and repairs (other than emergency maintenance or repairs resulting from a Force Majeure Event) in which steam is not being generated by the Mill.

“Conclusion of the Escalation Process” has the meaning given that term in Section 14.2(c).

“Continuous Assets” means those assets, such as pipelines, pipe bridges, wires, cables, conveyors and other similar assets that are located partially on the Mill Property and partially on the Carbon Plant Real Property. Those Continuous Assets that are not Mill Owner Retained Assets are owned in part by the Mill Owner and in part by Ingevity, while those Continuous Assets that are Mill Owner Retained Assets are owned solely by the Mill Owner. In the case of Continuous Assets that are utilities serving the Carbon Plant and the Mill (such as the Filtered Water system, the Fire Water system, the wastewater system, the stormwater system and the Mill Electrical Distribution System, but excluding the natural gas line that will be constructed to directly connect the local natural gas utility to the Carbon Plant, which will be paid for and owned by Ingevity), the main distribution lines are owned by the Mill Owner and the dedicated lines connecting the main distribution line to the Carbon Plant, serving only the Carbon Plant, are owned by Ingevity. The Continuous Assets as of the Effective Date and the portions of each owned by each party are listed on Schedule 5.1. Schedule 5.1 also indicates, as of the Effective Date, the Continuous Assets that are Mill Owner Retained Assets.

“Contract Manager” has the meaning given that term in Section 14.1(a).

“Critical Services Equipment” has the meaning given that term in Section 8.3.

“Cutover Date” has the meaning given that term in Section 3.8(e).

“Default Rate” means a fixed rate equal to: (i) the three month London interbank offered rate (LIBOR) as of the date of determination, as reported in the Wall Street Journal Money Rate column (or, in the event the Wall Street Journal no longer is published, or no longer publishes such rate, such other similarly determined rate as the Mill Owner and Ingevity mutually agree), plus (ii) 5% per annum.

“DEQ” means the Virginia Department of Environmental Quality or any successor thereto.

“Direct Electric Purchase Arrangement” has the meaning given that term in Section 3.3(c).

“Disputes” has the meaning given that term in Section 14.2.

“Effective Date” has the meaning given that term in the preamble to this Agreement.

“Emergency Response Plan” has the meaning given that term in Section 3.5(a)(vi).

“Energy Value” means: (i) for recovery boiler #1, the number of MMBTU’s per 1,000 pounds of 600 pound steam generated in the boiler, which is 1.203, and (ii) for recovery boiler #2, the number of MMBTU’s per 1,000 pounds of 1,500 pound steam generated in the boiler, which is 1.168.

“Environmental Laws” shall mean all Laws relating to public health and safety, and pollution or protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the presence, use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of Hazardous Substances or materials containing Hazardous Substances; or which are intended to assure the protection, safety and good health of the public. “Environmental Laws” include all applicable Environmental Permits.

“Environmental Permits” means any licenses, permits, quotas, authorizations, consents, orders, franchises, filings or registrations, variances, exceptions, security clearances and other approvals from any Governmental Authority under Environmental Laws including, without limitation, those that are required to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the party.

“Escalation Process” has the meaning given that term in Section 14.2(a).

“Excess Cost” has the meaning given that term in Section 3.1(c)(iii)(A).

“Executive Management” has the meaning given that term in Section 14.2(c).

“Expansion Warehouse” means the building located at the corner of North Roanoke Street and North Allegheny Avenue adjacent to the Mill’s wood office, which is the third-party managed warehouse owned by the Mill Owner and located on the Mill Property that is used by both the Mill Owner and Ingevity for receiving and temporary storage of equipment.

“Failure Hours” has the meaning given that term in Section 6.3(a).

“Filtered Water” means water pumped from local waterways and filtered by the Mill.

“Fire/Emergency Services” has the meaning given that term in Section 3.5(a).

“Fire Water” is pressurized Filtered Water for use in fighting fires that is supplied through a fire water system that services the Mill and the Carbon Plant.

“Force Majeure Event” means any cause, condition or event beyond the parties’ reasonable control that delays or prevents either party’s performance of its obligations hereunder, including war, acts of government, acts of public enemy, riots, civil strife, lightning, fires, explosions, storms, floods, power failures (including brown-outs, surges or other situations where the utility generates less than full power), other acts of God or nature, labor strikes or lockouts by either party’s employees, and other similar events or circumstances; provided, however, that adverse financial or market conditions shall not constitute a Force Majeure Event.

“Fuel Type” means coal, natural gas, #6 fuel oil, #2 fuel oil, bark or purchased biofuel.

“Fuel Value Per Unit” means, for each of the following fuel sources, the number of MMBTU’s per unit indicated:

Fuel	Unit	Fuel Value Per Unit
Coal	MMBTU per ton	26.000
Natural gas	MMBTU per million cubic feet	1.070
#6 Fuel oil	MMBTU per gallon	0.151
#2 Fuel oil	MMBTU per gallon	0.138
Bark	MMBTU per 1,000 pounds	4.400
Purchased biofuel	MMBTU per 1,000 pounds	4.400

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

“Ground Lease” means the Ground Lease Agreement of even date herewith between the Mill Owner, as landlord, and Ingevity, as tenant, as the same may be amended from time to time in accordance with its terms, with respect to the lease of the ground underlying the Carbon Plant.

“Hazardous Substances” means any hazardous substance within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601(14) or any chemical, pollutant, contaminant, waste or otherwise toxic, hazardous, extremely hazardous or radioactive waste, including petroleum, petroleum derivatives, petroleum by-products or other hydrocarbons, asbestos containing materials and polychlorinated biphenyls that, in each case, is regulated under any applicable Environmental Law.

“Hazmat Team” has the meaning given that term in Section 3.5(a)(iii).

“Hourly Charge” has the meaning given that term in Section 6.3(d).

“Identified Courts” has the meaning given that term in Section 15.7.

“Incipient Fire Brigade” has the meaning given that term in Section 3.5(a)(i).

“Ingevity” has the meaning set forth in the preamble to this Agreement and includes any permitted successors as operator of the Carbon Plant.

“Ingevity Employee Ratio” means, as of a specified date, the number of all employees of Ingevity and its Affiliates employed at the Carbon Plant as of the preceding September 30 divided by the aggregate number of all employees of Ingevity and its Affiliates and the Mill Owner and its Affiliates employed at the Carbon Plant and at the Mill, respectively, as of the preceding September 30.

“Ingevity Fire/Emergency Services” has the meaning set forth in Section 3.5(a).

“Ingevity Indemnified Parties” has the meaning given that term in Section 13.3.

“Ingevity Natural Gas Utility Facilities” means any natural gas pipelines and related equipment owned by Ingevity (whether existing on the Effective Date or thereafter constructed at the expense of Ingevity pursuant to the Lease) that are located on the Mill Property.

“Interim Operation” has the meaning given that term in Section 8.3.

“Interim Natural Gas Period” has the meaning given that term in Section 3.11(a).

“Joint Motor Pool Services” has the meaning given that term in Section 3.8(c).

“Joint Storeroom Services” has the meaning given that term in Section 3.8(a).

“Jointly Used Pipe Bridges” has the meaning given that term in Section 2.2.

“Jointly Used Rail Facilities” means the rail system located within the Mill complex that is owned by the Mill Owner and serves the Mill and the Carbon Plant, consisting of the track running from the Mill gate to the #13 spur at the edge of the Carbon Plant Real Property and the designated railcar repair and cleaning track. The Jointly Used Rail Facilities do not include the portion of the #13 spur located on the Carbon Plant Real Property. The Jointly Used Rail Facilities also do not include the Repair Track Access Track.

“Law” means any national, federal, state or local law (including common law), statute, constitutional provision, code, ordinance, rule, regulation, opinion, interpretive guidance, directive, concession, order or other official requirement or guideline of any country or subdivision, authority, department or agency thereof.

“Law Change” has the meaning given that term in Section 10.3(c).

“Losses” means any and all damages, liabilities, obligations, losses, penalties, fines, costs, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ fees and accountants’ fees incurred in the investigation or defense of any of the same or in enforcing any rights under this Agreement.

“Maintenance Standards” means, with respect to equipment, machinery and other related components, the applicable maintenance and operating standards listed on Schedule 1.2 or, if there is no applicable maintenance or operating standard listed on Schedule 1.2, the applicable maintenance and operating standards being applied by the Mill or Ingevity, as the case may be, as of the Effective Date.

“Major Equipment” means the Wastewater Treatment Plant, the Electrical Distribution System, the Mill’s steam generation and distribution system serving the Carbon Plant and the Mill’s Filtered Water and Fire Water distribution systems serving the Carbon Plant.

“Major Equipment Shutdown” means a planned shutdown of any of the Major Equipment for maintenance and repairs (other than (i) emergency maintenance or repairs resulting from a Force Majeure Event, or (ii) as part of a Cold Mill Shutdown) or for economic reasons which, in either case, affects the Services provided to the Carbon Plant for more than 24 hours.

“Market Quality Sawdust” has the meaning given that term in Section 3.6(b).

“Mill” means the Covington, Virginia paperboard mill and pulp owned as of the date of this Agreement by the Mill Owner. For clarity, the Mill does not include the Carbon Plant.

“Mill Electrical Distribution System” means the Mill’s electrical distribution system providing electric service to the Carbon Plant and the Mill. The Mill Electrical Distribution System does not include the dedicated line or lines serving only the Carbon Plant that connect the Mill Electrical Distribution System to the Carbon Plant, which are owned by Ingevity, as shown on Schedule 5.1.

“Mill Indemnified Parties” has the meaning given that term in Section 13.2.

“Mill Owner” has the meaning given that term in the preamble to this Agreement, and includes any permitted successors as operator of the Mill.

“Mill Owner Option Exercise Notice” has the meaning given that term in Section 8.1.

“Mill Owner Option” has the meaning given that term in Section 8.1.

“Mill Owner Option Assets” has the meaning given that term in Section 8.1.

“Mill Owner Retained Assets” means: (i) any Continuous Assets that pass under, on or over the Carbon Plant Real Property and serve the Mill but do not also serve the Carbon Plant (which include, without limitation, certain pipe bridges, conveyors and pipelines), and (ii) the building used by the Mill Owner as a truck repair shop as of the Effective Date (sometimes referred to as the Auto Garage), subject to the right of Ingevity under the Ground Lease to expand the premises leased under the Ground Lease to include such building. The Mill Owner Retained Assets as of the Effective Date (other than the truck repair shop referred to in the preceding sentence) are listed on Schedule 5.1.

“Mill Property” means the real property on which the Mill is located, excluding the Carbon Plant Real Property.

“MMBTU’s” means 1,000,000 British Thermal Units.

“Notice of Claim” has the meaning given that term in Section 13.4.

“Operating Costs” has the meaning given that term in Section 6.8.

“Operating Council” has the meaning given that term in Section 14.1(c).

“Originating Party” has the meaning given that term in Section 6.7.

“Party Wall” means the common, or party, structural wall between the former board mill building on the Carbon Plant Property and the hydropulper building on the Mill Property.

“Penalty Hours” has the meaning given that term in Section 6.3(b).

“Permanent Closure of the Carbon Plant” means a shutdown of the Carbon Plant in which no products are being manufactured, processed or stored on a routine basis consistent with normal business practices for the Carbon Plant, if such shutdown has exceeded, or will exceed, one year in duration

“Permanent Closure of the Mill” means the Closure of the Mill, if such Closure has exceeded, or will exceed, one year in duration.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity, other than Mill Owner or Ingevity.

“Pinehurst Lot” has the meaning given that term in Section 3.12(a).

“Plant Owner” has the meaning given that term in Section 5.2.

“Proceeding” has the meaning given that term in Section 15.7.

“Property” has the meaning given that term in Section 13.1(a).

“Proportionate Share of Rail Usage” has the meaning given that term in Section 5.3(c).

“Protected Information” has the meaning given that term in Section 15.1.

“Recipient Party” has the meaning given that term in Section 6.7.

“Repair Track Access Track” means the mainline track within the Mill Property between the #13 spur and the railcar repair and cleaning track (which Ingevity has the right to use for the movement of railcars to and from the railcar repair and cleaning track but is not part of the Jointly Used Rail Facilities).

“Rescue Squad” has the meaning given that term in Section 3.5(a)(v).

“Review Process” has the meaning given that term in Section 14.1(d).

“Sawdust Pile” means the sawdust stored at Ingevity’s sawdust storage and processing site on the Carbon Plant Real Property.

“Sawdust Procurement Services” has the meaning set forth in Section 3.6(a).

“Security Services” has the meaning given that term in Section 3.5(b).

“Service Level Failure” has the meaning given that term in Section 6.3(a).

“Service Level Payments” has the meaning given that term in Section 6.3(c).

“Services” means the services to be provided by the Mill Owner to Ingevity pursuant to Articles 3, 4 and 5 and the services to be provided by Ingevity to the Mill Owner pursuant to Article 3.

“Services Specifications” means, with respect to each Service, the technical standards and ranges of quantity, if any, applicable to such Service as set forth on Schedule 1.1 under the heading “Services Specifications.” The Services Specifications may be revised from time to time by the parties in writing pursuant to the Review Process so long as such revisions are not otherwise inconsistent with any provision of this Agreement, and Schedule 1.1 shall be updated by the parties to include any change to the Services Specifications agreed upon by the parties in writing pursuant to the Review Process. Schedule 1.1 as so updated from time to time shall be deemed to be a part of this Agreement.

“Steam Charge/MMBTU has the meaning given that term in Section 3.1(c).

“Stormwater” means rainwater and non-process water collected on site at the Mill and the Carbon Plant. The Stormwater ultimately mixes with process discharge water before entering the Wastewater Treatment Plant.

“Structural Fire Brigade” has the meaning given that term in Section 3.5(a)(ii).

“Supporting Information” has the meaning given that term in Section 6.5.

“Surplus Sawdust” has the meaning given that term in Section 3.6(b).

“Term” has the meaning given that term in Section 12.1.

“Vehicle” means any land vehicle that is subject to any Virginia statutory motor vehicle insurance Law.

“Waiver” has the meaning given that term in Section 3.11(a).

“Wastewater Remedy Payment” means a payment Ingevity is required to make pursuant to Section 6.1.3, Section 6.1.4 or Section 6.1.5 of the Wastewater Treatment Terms.

“Wastewater Treatment Plant” means the wastewater treatment plant at the Mill and associated equipment and piping (including, without limitation, the phosphate pre-treatment equipment conveyed by Ingevity to the Mill Owner and operated by the Mill Owner) used for the treatment of wastewater produced by the Mill and the Carbon Plant.

“Wastewater Treatment Services” means the Services to be provided by the Mill Owner to Ingevity pursuant to Section 4.1 and the Wastewater Treatment Terms.

“Wastewater Treatment Terms” has the meaning given that term in Section 4.1.

ARTICLE 2

USE OF CERTAIN JOINT ASSETS

Section 2.1          Use of Jointly Used Rail Facilities.  The parties shall cooperate with respect to their respective use of the Jointly Used Rail Facilities and the Repair Track Access Track. The Mill Owner shall provide Ingevity and its contractors with access to, and use of: (i) the Jointly Used Rail Facilities for purposes of switching, railcar storage and providing railcar deliveries and shipments to and from the Carbon Plant, and (ii) the Repair Track Access Track for purposes of delivery of railcars to and retrieval of railcars from the railcar repair and cleaning track, in each case consistent with the Ground Lease and the day-to-day manner in which the Jointly Used Rail Facilities and the Repair Track Access Track were being used prior to the Effective Date. Each party shall be responsible for entering into its own freight and related contracts with the railroads servicing the facility and third party contractors who repair and clean railcars.

Section 2.2          Use of Jointly Used Pipe Bridges.  The Mill Owner shall permit Ingevity to use the pipe bridges and similar structures within the Mill that carry utilities transmission lines and pipelines through the Mill to the Carbon Plant (collectively, the “Jointly Used Pipe Bridges”), consistent with the Ground Lease. The obligations of the parties with respect to the maintenance and repair of such pipe bridges, which are Mill Owner Retained Assets, shall be as provided in Article 5.

ARTICLE 3

SERVICES AND CHARGES

Section 3.1          Steam.  (a) The Mill Owner shall supply all of Ingevity’s requirements of steam for the Carbon Plant in accordance with the Services Specifications; provided, that any increase in Ingevity’s requirements of steam for the Carbon Plant after the Effective Date does not: (i) exceed, on an annual basis, 100% of the metered usage of steam by the Carbon Plant during the first 12 full calendar months of the Term, (ii) require any capital expenditure by the Mill Owner, or (iii) require the Mill Owner to obtain any new Environmental Permit or any modification of an existing Environmental Permit. Except in the case of a Major Equipment Shutdown, a Cold Maintenance Shutdown or a Force Majeure Event, the Mill Owner shall not interrupt or reduce the steam service to the Carbon Plant. In the event of any interruption or reduction in steam service from the Mill for any purpose: (i) the Mill Owner shall not reduce the steam service to the Carbon Plant until after steam service to all users of steam at the Mill has been terminated, and (ii) the Mill Owner shall cooperate with Ingevity with respect to the substitution of steam from the Mill’s package steam plant or from a package steam plant to be obtained and operated by Ingevity. Following any interruption to its steam service to the Carbon Plant as a result of a Major Equipment Shutdown, a Cold Maintenance Shutdown or a Force Majeure Event, the Mill Owner shall have the right to restore service to the Mill before restoring service to the Carbon Plant, consistent with the practice prior to the Effective Date; however, the Mill Owner, in cooperation with Ingevity, shall restore service to the Carbon Plant as soon as is reasonbly practicable (and, in any event, within 24 hours) after restoration of such service to the Mill.

(b)          For steam supplied to the Carbon Plant by the Mill pursuant to Section 3.1(a), Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying Ingevity’s actual metered usage of steam generated by the Mill during the month (expressed in MMBTU’s) multiplied by the Steam Charge/MMBTU for the month.

(c)          The “Steam Charge/MMBTU” for a month shall be the sum of the following amounts:

(i)          the Mill Owner’s aggregate Operating Costs for the month to generate steam (which, for purposes of clarity, shall not include all fuel costs), determined by adding the amounts accumulated for the month in the Mill Owner’s steam generation cost center accounts (Account No. 8010108350 (utility general), 8010108366 (power boiler #6), 8010108371 (power boiler #11), 8010108352 (scrubber system), 8010108321 (recovery boiler #1), 8010108322 (recovery boiler #2), 8010108353 (bark boiler handling), 8010108369 (power boiler #9), 8010108730 (power boiler #10) and 8010108361 (power boiler #1) or the future equivalent accounts) divided by 90% of the total number of MMBTU’s of steam generated by the Mill during the month (10% of such generated steam being the estimated distribution loss); plus

(ii)         the adjusted average fuel cost incurred by the Mill during the month to generate one MMBTU of steam, which shall be determined by: (A) aggregating the cost to the Mill Owner of the Fuel Types used by the Mill to produce steam during the month, but with the cost of the liquor from the pulp-making process used as a fuel in the recovery boilers being valued at zero for this purpose, and (B) dividing the result by 90% of the total number of MMBTU’s of steam generated by the Mill during the month (10% of such generated steam being the estimated distribution loss); plus

(iii)        a surcharge amount, if any, determined as follows: (A) calculate the amount, if any, by which the cost of natural gas to generate one MMBTU of steam for the month (determined by dividing the Mill Owner’s aggregate cost to purchase natural gas used to generate steam during the month by the aggregate fuel value of the natural gas, which is calculated by multiplying the Fuel Value Per Unit for natural gas multiplied by the number of million cubic feet of natural gas used by the Mill to generate steam during the month) exceeds the sum of: (x) the Average Fuel Cost for the month, plus (y) $3.00 (the amount of such excess cost, if any, being referred to as the “Excess Cost”), (B) multiply the Excess Cost, if any, by the aggregate fuel value of all of the Fuel Types used by the Mill during the month, which shall be determined by multiplying the number of units of each Fuel Type used by the Mill during the month by the Fuel Value Per Unit for that Fuel Type (but with the cost of the liquor from the pulp-making process used as a fuel in the recovery boilers being valued at zero for this purpose) and adding together the products so determined, and (C) divide the result determined in (B) by 90% of the total number of MMBTU’s of steam generated by the Mill during the month (10% of such generated steam being the estimated distribution loss).

A hypothetical calculation of the Steam Charge/MMBTU for a month is included in the hypothetical monthly invoice for February, 2016 attached as Schedule 6.4.

(d)          In the event that the Mill Owner, acting as permitted by Section 12.2(a)(iii), notifies Ingevity that the Mill Owner is terminating its obligation to provide steam pursuant to this Section 3.1, the Mill Owner thereafter shall reasonably cooperate with Ingevity in Ingevity’s efforts to obtain any necessary Environmental Permits for the operation of a replacement steam generation and supply system for the Carbon Plant (including, without limitation, by providing available relevant historical data (such as actual emissions measurements necessary to develop an emissions baseline), participating in any required national ambient air quality standards modeling and attending meetings with Ingevity with the DEQ).

Section 3.2          Water.  (a) The Mill Owner shall supply to the Carbon Plant, in accordance with the Services Specifications, all of Ingevity’s requirements of: (i) Filtered Water, (ii) Fire Water, and (iii) potable water from the City of Covington or other local water utility solely to the extent such potable water is being provided from a line running through a Mill meter as of the Effective Date and subject to no material increase in Ingevity’s usage after the Effective Date. Ingevity shall supply to the Mill all of the Mill’s requirements of potable water from the City of Covington or other local water utility solely to the extent such potable water is being provided from a line running through a Carbon Plant meter as of the Effective Date and subject to no material increase in the Mill Owner’s usage after the Effective Date.

(b)          For Ingevity’s usage of Filtered Water supplied by the Mill pursuant to Section 3.2(a), Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s aggregate Operating Costs for maintaining and repairing the Mill’s Filtered Water pumping station and for pumping and treating Filtered Water accumulated for the month in the Mill Owner’s water treatment cost center account (Account No. 8010108351 or the future equivalent account) by a fraction, the numerator of which is the Carbon Plant’s metered usage of Filtered Water for the month and the denominator of which is the total usage of Filtered Water by the Mill and the Carbon Plant for the month. Neither Ingevity nor the Mill Owner shall be required to pay the other for potable water provided by the other pursuant to Section 3.2(a). Ingevity shall not be required to pay the Mill Owner for Fire Water supplied by the Mill Owner; however, for each maintenance or repair activity (specific work order) undertaken by the Mill Owner with respect to the Fire Water delivery system serving both the Mill and the Carbon Plant, Ingevity shall pay the Mill Owner an amount determined by multiplying the Mill Owner’s Operating Costs for such maintenance or repair activity by a fraction, the numerator of which is the number of acres in the Carbon Plant Real Property and the denominator of which is the aggregate number of acres in the Carbon Plant Real Property and the portion of the Mill Property inside the security fence.

Section 3.3          Electricity.  (a) The Mill Owner, as landlord under the Ground Lease, shall supply all of the requirements of the Carbon Plant for 60 Hz electricity, in accordance with the Services Specifications and in a manner consistent with the manner in which the Mill Owner provided electricity to the Carbon Plant prior to the Effective Date. Such 60 Hz electricity shall be supplied from electricity purchased by the Mill from the local electric utility. The Mill Owner shall maintain appropriate meters in accordance with applicable Law to measure the electricity provided to Ingevity pursuant to this Agreement. The electricity provided to Ingevity by the Mill Owner pursuant to this Agreement shall be used by Ingevity only for the operation of the Carbon Plant and related facilities and cannot be resold (other than to an Affiliate of Ingevity, but only if such sale to an Affiliate does not violate applicable Law). The Mill Owner’s obligation to supply electricity to the Carbon Plant pursuant to this Section 3.3(a) shall cease in the event: (i)  the Mill Owner no longer is leasing the Carbon Plant Real Property to Ingevity, (ii) Ingevity breaches its obligation set forth in the preceding sentence to use electricity supplied by the Mill only for the operation of the Carbon Plant and related facilities, (ii) Ingevity sells any of the electricity provided by the Mill Owner (other than to an Affiliate of Ingevity, but only if such sale to an Affiliate does not violate applicable Law), or (iii) Ingevity obtains its requirements for electricity from a source other than the Mill.

(b)          For electricity supplied by the Mill Owner to the Carbon Plant pursuant to Section 3.3(a), Ingevity shall pay the Mill Owner on a monthly basis an aggregate amount determined by multiplying the Carbon Plant’s actual metered usage of electricity supplied by the Mill during the month by a rate that is determined by dividing the Mill Owner’s total purchased electricity cost for the billing month by the amount of electricity (in kilowatt hours) purchased by the Mill Owner during the billing month; provided, however, that in the event Mill Owner’s buy-all/sell-all contract with the electric utility is terminated, the Mill Owner shall charge Ingevity for the usage of electricity at the same rate that would be payable by Ingevity pursuant to the tariff with the local utility if Ingevity received electric service directly from that utility.

(c)          If after the Effective Date the local electric utility serving the Mill and the Carbon Plant approves an arrangement under which each of the Mill Owner and Ingevity may purchase its own electricity directly, using a jointly owned electric distribution system to supply the electricity from the lines of the utility to the Carbon Plant without subjecting the Mill Owner to any additional regulation under federal or state law (a “Direct Electric Purchase Arrangement”), Ingevity may elect to convert the Services described under Section 3.3(a) to a Direct Electric Purchase Arrangement by giving at least six months prior written notice of such election to the Mill Owner. If Ingevity elects to convert such Services to a Direct Electric Purchase Arrangement, Ingevity shall provide to the Mill Owner prior to conversion to the Direct Electric Purchase Arrangement assurances reasonably acceptable to the Mill Owner that the Mill Owner will not become subject to any additional regulation under federal or state Law by reason of converting such Services to a Direct Electric Purchase Arrangement. If Ingevity has satisfied the requirement set forth in the preceding sentence and if Ingevity is not then in default under any of its obligations under this Agreement or the Ground Lease, then effective on the date that is six months after Ingevity gave notice of the election to convert to a Direct Electric Purchase Arrangement (or on such other date as Ingevity and the Mill Owner may agree): (i) the Mill Owner shall expand the property leased to Ingevity pursuant to the Ground Lease to include or, if Ingevity has purchased the Carbon Plant Property, shall convey to Ingevity, an undivided fractional interest in the Mill Electrical Distribution System (with such fraction determined by dividing the Carbon Plant’s aggregate usage of electricity over the last 12 full months ending prior to the conversion by the aggregate usage of electricity by the Carbon Plant and the Mill of electricity supplied through the Mill Electrical Distribution System during the same 12 month period), (ii) the obligation of the Mill Owner to supply electricity to Ingevity (but not the obligation to maintain appropriate meters) pursuant to Section 3.3(a) shall cease, (iii) Ingevity shall have the right to use the jointly owned Mill Electrical Distribution System to transport electricity purchased by Ingevity from the local utility to the Carbon Plant consistent with its ownership interest in such system, and (iv) the obligation of the Mill Owner to maintain and repair the Mill Electrical Distribution System as provided in Section 5.3(a) shall continue notwithstanding the joint ownership of such system; however, Ingevity shall pay to the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) undertaken by the Mill Owner during the month with respect to the Mill Electrical Distribution System by a percentage equal to Ingevity’s undivided fractional interest in the Mill Electrical Distribution System.

Section 3.4          Compressed Air.  (a) The Mill Owner shall supply all of Ingevity’s requirements of compressed air for the Carbon Plant in accordance with the Services Specifications, as available from the Mill and consistent with the practice prior to the Effective Date.

(b)          For compressed air supplied by the Mill pursuant to Section 3.4(a), Ingevity shall pay to the Mill Owner on a monthly basis an amount determined by multiplying Ingevity’s metered usage of compressed air supplied by the Mill Owner by an industry average cost per 1,000 cubic feet of compressed air, as determined annually by the Operating Council. As of the Effective Date, the agreed upon industry average cost of compressed air is $0.25/1,000 cubic feet. Notwithstanding the foregoing, if in the future the Mill Owner separately tracks its Operating Costs to generate compressed air for the Mill and the Carbon Plant, the monthly amount payable by Ingevity for compressed air supplied by the Mill Owner pursuant to Section 3.4(a) shall be calculated by multiplying such Operating Costs for the month by a fraction, the numerator of which is the metered number of cubic feet of compressed air used by the Carbon Plant during the month and the denominator of which is the total number of cubic feet of compressed air used by the Carbon Plant and the Mill during the month.

Section 3.5          Fire and Emergency Services; Security Services.  (a) The parties shall cooperate in the provision of fire, hazmat and other emergency services in the following manner (the Services to be provided to Ingevity by the Mill Owner pursuant to this Section 3.5(a) are referred to as the “Fire/Emergency Services,” and the assistance to be provided by Ingevity to the Mill Owner in providing the Fire/Emergency Services pursuant to this Section 3.5(a) are referred to as the “Ingevity Fire/Emergency Services”):

(i)          The Mill Owner and Ingevity shall jointly maintain an incipient fire brigade (the “Incipient Fire Brigade”) reasonably sufficient to fight fires in the Mill and the Carbon Plant in street clothing using fire extinguishers or 1 1/2 inch fire hoses to control or extinguish the fire when heavy smoke is not threatening employees of the Mill or the Carbon Plant. The Incipient Fire Brigade shall include all 24-hour shift (tour) maintenance employees of the Mill and all 24-hour shift (tour) maintenance employees of the Carbon Plant and may include volunteers from among the other employees of the Mill and the Carbon Plant.

(ii)         The Mill Owner shall maintain a structural fire brigade reasonably sufficient to fight interior and exterior structural fires at the Mill and the Carbon Plant (the “Structural Fire Brigade”), which shall consist of employees who can meet prescribed physical demand assessments (with an annual physical), wear structural firefighting clothing (bunker gear) and self-contained breathing apparatus and are trained to fight such fires. Ingevity may, but shall not be required to, provide qualified employees to serve on the Structural Fire Brigade.

(iii)        The Mill Owner shall maintain a hazardous materials response team (the “Hazmat Team”), reasonably sufficient to respond to releases of toxic and hazardous materials at the Mill and the Carbon Plant. The Hazmat Team shall consist of employees who can meet prescribed physical demand assessments (with an annual physical), wear structural firefighting clothing (bunker gear), Level B flash suits and Level A fully encapsulating suits and are trained in hazardous materials awareness, hazardous materials operations and other appropriate skills. Ingevity shall provide at least one qualified employee to serve on the Hazmat Team.

(iv)        Except as otherwise provided in Section 3.2 with respect to maintenance of the Fire Water system and in Section 3.5(b) with respect to the fire detection monitoring and alarm system, each party shall be responsible for maintaining the fire and emergency equipment located on its property (including, without limitation, hoses, hydrants, valves, sprinklers and fire detection devices). The Mill Owner shall be responsible for purchasing and maintaining all mobile fire and emergency equipment. The Mill Owner’s security personnel shall monthly inspect all fire and emergency equipment located at the Carbon Plant and, in the case of all such equipment which Ingevity is responsible for maintaining as provided in the first sentence of this Section 3.5(a)(iv), issue to Ingevity a list of items that Ingevity shall be required to repair or replace, at Ingevity’s expense.

(v)         As of the Effective Date, the volunteer rescue squad operating in the Mill and the Carbon Plant (the “Rescue Squad”) is independent of the Mill Owner and Ingevity and operates both in and outside of the Mill and the Carbon Plant but is funded by the Mill Owner. At the election of the Mill Owner, the Mill Owner may contract with another provider for Rescue Squad services for the Mill and the Carbon Plant.

(vi)        Following the Effective Date, the Mill Owner and Ingevity shall continue to administer the agreed upon joint emergency response plan (the “Emergency Response Plan”), which shall supplement the provisions of this Section 3.5(a) with respect to the Fire/Emergency Services and the other matters set forth in this Section 3.5(a) and each party’s disaster recovery plan. The Emergency Response Plan shall be subject to revision through the Review Process. The Mill Owner and Ingevity shall act in accordance with the Emergency Response Plan.

(b)          The Mill Owner shall provide to Ingevity physical security services, including operation and maintenance of the combined gate and badge security, perimeter fencing, fire detection monitoring and emergency evacuation systems covering both the Mill and the Carbon Plant (which may include imposing reasonable and appropriate restrictions on the Carbon Plant’s personnel and contractors, to the extent required to meet security obligations imposed on the Mill by the Department of Homeland Security or other requirements of Law) (collectively, the “Security Services”) in a manner consistent with the manner in which the Security Services were being provided prior to the Effective Date.

(c)          Except as provided in this Section 3.5(c), Ingevity shall not be obligated to pay or reimburse the Mill Owner for providing the Fire/Emergency Services, and the Mill Owner shall not be obligated to pay or reimburse Ingevity for providing the Ingevity Fire/Emergency Services. For the services of the Rescue Squad pursuant to Section 3.5(a)(v), Ingevity shall reimburse the Mill Owner on a monthly basis for a portion of the cost to support the independent Rescue Squad (or any replacement) determined by multiplying the aggregate Operating Costs paid by the Mill Owner to support the Rescue Squad (or any replacement) as accumulated for the month in the Mill Owner’s rescue squad cost center account (Account No. 8010109112 or the future equivalent account) by the Ingevity Employee Ratio.

(d)          For the Security Services provided by the Mill Owner pursuant to Section 3.5(b), Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s aggregate Operating Costs to provide the Security Services accumulated for the month in the Mill Owner’s security and fire protection cost center account (Account No. 8010109111 or the equivalent future account) by the Ingevity Employee Ratio.

(e)          Neither Ingevity nor the Mill Owner shall be obligated to pay the other any employee costs with respect to employees of the other responding to any incident at the Carbon Plant or the Mill, respectively, as part of or in connection with the Incipient Fire Brigade, the Structural Fire Brigade or the Hazmat Team.

Section 3.6          Sawdust Procurement Services.  (a) The Mill Owner shall act as Ingevity’s agent to purchase and pay for sawdust that meets the specifications identified from time to time by Ingevity and to arrange for delivery of the purchased sawdust to the Mill (in accordance with a delivery planning schedule approved by Ingevity) (collectively, the “Sawdust Procurement Services”).

(b)          The Mill Owner shall not remove sawdust from the Sawdust Pile without Ingevity’s prior written consent; however, the Mill Owner may remove excess (as determined by Ingevity) sawdust or sawdust that does not comply with Ingevity’s specifications in reasonable quantities for use as fuel (“Surplus Sawdust”). The Mill Owner shall pay for any sawdust removed from the Sawdust Pile with Ingevity’s consent that is not Surplus Sawdust (“Market Quality Sawdust”) and any Surplus Sawdust removed from the Sawdust Pile in accordance with Section 6.4(b).

(c)          For the Sawdust Procurement Services provided by the Mill Owner pursuant to Section 3.6(a), Ingevity shall pay the Mill Owner on a monthly basis the sum of: (i) one-twelfth of the budgeted cost for the year (as set forth in the annual budget produced by the Mill Owner for its wood procurement group) for the salary, benefits for a full-time equivalent employee in the wood procurement group multiplied by the number of full-time equivalent employee(s) of the Mill Owner engaged in providing the Sawdust Procurement Services during the year, as determined annually by the Operating Council (as of the Effective Date, the agreed upon number of full-time equivalent employees of the Mill Owner engaged in providing the Sawdust Procurement Services in 2015 was 1.625, which was calculated as set forth in Schedule 3.6), (ii) the budgeted cost for the year (as set forth in the annual budget produced by the Mill Owner for its wood procurement group) for direct travel and entertainment expenses to be incurred by the Mill Owner’s employee(s) in providing the Sawdust Procurement Services, divided by twelve, and (iii) the amount paid by the Mill Owner during the month to third party vendors for the purchase and delivery of sawdust for Ingevity.

(d)          The Mill Owner shall pay Ingevity for sawdust removed from Ingevity’s Sawdust Pile as follows: (i) for Market Quality Sawdust, the Mill Owner shall pay the current average price per ton paid by the Mill Owner during the month to purchase sawdust and have it delivered to the Sawdust Pile (including the cost of the Sawdust Procurement Services paid or to be paid by Ingevity), and (ii) for Surplus Sawdust, the Mill Owner shall pay the price agreed upon in writing by the Mill Owner and Ingevity from time to time as the then cost of the Mill’s “own made bark” (which is $5.04 per ton as of the Effective Date).

Section 3.7          Medical Services.  (a) The Mill Owner shall provide access to and use of the Mill’s medical clinic (the “Clinic”) for the provision of medical services to the employees of Ingevity by a medical service provider selected by the Mill Owner to operate the clinic, but separately engaged by Ingevity. Such access and use shall be consistent with the access and use of the Clinic by Ingevity’s employees prior to the Effective Date; provided, however, that the Mill Owner may require Ingevity’s employees to use the main gate of the Mill to access the Clinic absent a medical emergency.

(b)          For access to and use of the Clinic building pursuant to Section 3.7(a), Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s aggregate Operating Costs to operate the Clinic accumulated for the month in the Mill Owner’s medical cost center account (Account No. 8010109110 or the future equivalent account), less any such Operating Costs included in such cost center with respect to any payment to the third party provider of medical services at the Clinic to the Mill Owner’s employees, by the Ingevity Employee Ratio.

Section 3.8          Joint Storeroom and Motor Pool Services.  (a) The Mill Owner shall continue after the Effective Date to operate the joint storeroom located at the Mill (including providing pump shop services) and to provide access to authorized employees of the Carbon Plant in a manner consistent with the manner in which the joint storeroom was operated prior to the Effective Date (the “Joint Storeroom Services”). In providing the Joint Storeroom Services, the Mill Owner’s storeroom personnel shall order (through Ingevity’s enterprise software system, with payment to be made by Ingevity), receive and store Ingevity’s stores, keep records of the receipt and disbursement of Ingevity’s stores and provide security for the joint storeroom.

(b)          For the Joint Storeroom Services provided by the Mill Owner pursuant to Section 3.8(a), Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying the Mill

Owner’s aggregate Operating Costs accumulated for the month in the Mill Owner’s storeroom cost center account (Account No. 8010109641 or the future equivalent account) by a fraction, the numerator of which is the average number of square feet of the joint storeroom used to warehouse Ingevity’s stores and the denominator of which is the aggregate number of square feet of the joint storeroom used to warehouse stores for Ingevity and the Mill Owner, collectively. If the Mill Owner elects to contract with a third party to provide the Joint Storeroom Services as provided in Section 3.8(c) and Ingevity elects to participate, instead of a payment calculated as provided in the preceding sentence, Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying one-twelfth of the annual aggregate invoice amount (excluding any stores purchased) paid by the Mill Owner to the third party contractor for providing the Joint Storeroom Services by a fraction, the numerator of which is the average number of square feet of the third party joint storeroom space used to warehouse Ingevity’s stores and the denominator of which is the aggregate number of square feet of the third party joint storeroom space used to warehouse stores for Ingevity and the Mill Owner, collectively. In each case, each party shall pay for its own stores and other materials stored in the joint storeroom.

(c)          The Mill Owner shall continue after the Effective Date to operate the joint electric motor pool located at the Mill and to provide access to authorized employees of the Carbon Plant in a manner consistent with the manner in which the joint electric motor pool was operated prior to the Effective Date, including providing access to authorized Ingevity employees after hours through the Mill Owner’s security staff (the “Joint Motor Pool Services”). In providing the Joint Motor Pool Services, the Mill Owner shall maintain, repair and inventory electric motors consistent with current practice as of the Effective Date. The Mill Owner shall check out motors (electrically) and make them available to Ingevity as requested.

(d)          For the Joint Motor Pool Services provided by the Mill Owner pursuant to Section 3.8(c), Ingevity shall pay the Mill Owner on a monthly basis an amount equal to: (i) one-twelfth of the budgeted cost for the year (as set forth in the annual budget provided by the Mill Owner) for the salary and benefits for one full-time equivalent employee of the Mill Owner engaged in providing the Joint Motor Pool Services multiplied by a fraction, the numerator of which is the number of Ingevity’s motors in the joint motor pool and the denominator of which is the total number of all motors in the joint motor pool, all as determined annually by the Operating Council (as of the Effective Date, the agreed upon amount is $500 per month), plus (ii) for joint use electric motors withdrawn by Ingevity from the joint motor pool, Mill Owner’s average cost to repair or, in the sole discretion of the Mill Owner, replace joint use electric motors which shall be invoiced by the Mill Owner on a line item basis in the Mill Owner’s monthly invoice delivered pursuant to Section 6.4 for the month in which the joint use motors are withdrawn by Ingevity. Repairs to and replacements of motors used exclusively by Ingevity shall be charged directly to Ingevity by the third party repair service repairing and/or replacing such motors. If the Mill Owner elects to contract with a third party to provide the Joint Motor Pool Services as provided in Section 3.8(c) and Ingevity elects to participate, instead of a payment calculated as provided in the preceding sentence, Ingevity shall pay the Mill Owner on a monthly basis an amount determined by multiplying one-twelfth of the annual aggregate invoice amount paid by the Mill Owner to the third party contractor for providing the Joint Motor Pool Services (excluding any motors purchased) by a fraction, the numerator of which is the number of Ingevity’s motors in the Joint Motor Pool and the denominator of which is the total number of all motors in the Joint Motor Pool, as determined annually by the Operating Council.

(e)          Upon not less than six months prior written notice by the Mill Owner to Ingevity, the Mill Owner may elect to contract with one or more third parties to provide the Joint Storeroom Services and/or the Joint Motor Pool Services (the date specified in such notice by the Mill Owner as the date on which such a third party contract or contracts will become effective is referred to as the “Cutover Date”). Ingevity shall have the option, which must be exercised by giving written notice to the Mill Owner given not less than two months prior to the Cutover Date, of electing not to participate jointly with the Mill Owner in such contracted Joint Storeroom Services and/or Joint Motor Pool Services. Unless Ingevity so elects not to participate, the Mill Owner shall cause its third party contractor to provide the Joint Storeroom Services and/or Joint Motor Pool Services jointly on an equal basis to the Mill Owner and Ingevity, in a manner consistent with Section 3.8(a) and Section 3.8(c), respectively, and effective as of the Cutover Date. If Ingevity elects not to participate jointly with the Mill Owner in such contracted services, the Mill Owner’s obligation to provide the Joint Storeroom Services and/or the Joint Motor Pool Services, as the case may be, under Section 3.8(a) and/or Section 3.8(c), respectively, shall terminate effective as of the Cutover Date.

Section 3.9           Use of Expansion Warehouse.  (a) Ingevity shall have access to and the right to use the Expansion Warehouse (which as of the Effective Date is operated by a third party under contract with the Mill Owner) on an approximately equal basis with the Mill Owner. Ingevity and the Mill Owner shall reasonably cooperate with each other and the operator of the Expansion Warehouse in the scheduling and use of the Expansion Warehouse. The Mill Owner shall have the sole right to select the operator of the Expansion Warehouse and to negotiate from time to time the form of agreement with the third party operator of the Expansion Warehouse; provided, however, that: (i) Ingevity shall have the right to approve any material change in the scope of any such agreement, and (ii) the Mill Owner and Ingevity each shall enter into an agreement in such form directly with the third party operator.

(b)          For use of the Expansion Warehouse, as provided in Section 3.9(a), Ingevity and the Mill Owner each shall directly pay the third party operator of the Expansion Warehouse 50% of the aggregate annual invoice amounts payable to the third party operator of the Expansion Warehouse. In addition, Ingevity shall reimburse the Mill Owner for 50% of the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) undertaken by the Mill Owner with respect to the Expansion Warehouse.

Section 3.10        Other Services. (a) The Mill Owner shall provide to Ingevity, without charge, the following additional Services in a manner consistent with the manner in which such Services were being provided prior to the Effective Date:

(i)          access to and use of the training room in the Mill’s fire house;

(ii)         access to and use of the Mill’s truck scales (including the weighing of purchased sawdust); and

(iii)        use of voice and data network transmission lines within the Mill.

(b)          Ingevity shall provide to the Mill Owner, without charge, use of voice and data network transmission lines within the Carbon Plant in a manner consistent with the manner in which such use was being provided prior to the Effective Date.

Section 3.11        Interim Supply of Natural Gas.  (a) During the period from the Effective Date until completion of the construction, at Ingevity’s expense, of a direct pipeline connecting the Carbon Plant to the pipeline of the local natural gas utility (the “Interim Natural Gas Period”), the Mill Owner shall supply the Carbon Plant with natural gas for the operation of the Carbon Plant, in accordance with any limitations or requirements imposed by Virginia Law or as a condition to the waiver from regulation as a public utility granted by the Commonwealth of Virginia State Corporation Commission (the “Waiver”) prior to the Effective Date.

(b)          During the Interim Natural Gas Period, natural gas purchased by the Mill Owner for Ingevity and pipeline capacity for the transportation of that natural gas to the Mill for delivery to the Carbon Plant shall be allotted to, and paid for by, Ingevity in accordance with provisions of Schedule 3.11.

(c)          Following the end of the Interim Period, the provisions of Schedule 3.11 shall govern the rights and obligations of Ingevity with respect to its access to certain natural gas transportation capacity held by the Mill Owner or an Affiliate.

Section 3.12        Use of Pinehurst Lot.  (a) As of the Effective Date, the Mill Owner was leasing from Pounding Mill Inc. two parcels of real property in Covington, Virginia known as the Pinehurst Lot (the “Pinehurst Lot”) for use for storage and as a shuttle yard for trucks serving the Mill and the Carbon Plant. Following the Effective Date, the Mill Owner shall continue to provide Ingevity and its contractors with access to and the right to use a portion of the Pinehurst Lot (space for 20 trucks) as a shuttle yard for trucks serving the Carbon Plant consistent with the portion of the property that was being used, and consistent with the manner in which it was being used, by the Carbon Plant as of the Effective Date. Ingevity shall contract for shuttle services using the Pinehurst Lot with the same firm used by the Mill Owner for such services. The Mill Owner shall notify Ingevity in advance if the Mill Owner’s lease of the Pinehurst Lot will be terminating, and Ingevity’s right to use any portion of the Pinehurst Lot shall terminate upon the termination of the Mill Owner’s lease of the Pinehurst Lot.

(b)          For use of the Pinehurst Lot, as provided in Section 3.12(a), Ingevity shall pay the Mill Owner, on a monthly basis, an amount equal to the monthly rent paid by the Mill Owner under the Mill Owner’s lease of the Pinehurst Lot multiplied by a fraction, the numerator of which is the amount of space on the Pinehurst Lot used by Ingevity and the denominator of which is the total amount of space on the Pinehurst Lot (as of the date of this Agreement, the fraction is 1/10).

ARTICLE 4

WASTEWATER TREATMENT

Section 4.1          Treatment and Monitoring of the Wastewater Streams.  The Mill Owner shall treat the wastewater and Stormwater produced by the Carbon Plant at the Wastewater Treatment Plant (including phosphate pre-treatment) as provided in, and subject to the obligations, requirements and restrictions of Ingevity set forth in, Schedule 4.1 (the “Wastewater Treatment Terms”), which are incorporated into and made a part of this Agreement.

ARTICLE 5

MAINTENANCE OF CONTINUOUS AND JOINTLY USED ASSETS

Section 5.1          Ownership of Continuous Assets.  As of the Effective Date, ownership of the Continuous Assets (other than the Mill Owner Retained Assets, which are owned solely by the Mill Owner) was divided between the Mill Owner and Ingevity at the points indicated on Schedule 5.1, with the result that one party may own a portion of Continuous Assets physically located on real property owned or leased by the other party (the “Co-located Continuous Assets”). The Ground Lease governs certain rights of the parties with respect to the location, use and maintenance of, access to and responsibility for the Co-located Continuous Assets.

Section 5.2          Repair and Maintenance of the Continuous Assets.  Unless the parties otherwise agree in writing, a party that owns Co-located Continuous Assets (the “Asset Owner”) shall maintain and repair such Co-located Continuous Assets in accordance with the Maintenance Standards regardless of whether such Co-located Continuous Assets are located on real property owned or leased by the Asset Owner or on real property owned or leased by the other party (the “Plant Owner”). The Asset Owner shall have the right to access, inspect and maintain its Co-located Continuous Assets located on the Plant

Owner’s property pursuant to the Ground Lease. Notwithstanding the foregoing, this Section 5.2 shall not apply to the jointly owned Mill Electric Distribution System if the Direct Electric Purchase Arrangement becomes effective.

Section 5.3          Repair and Maintenance of Certain Jointly Used and Other Assets.  (a) Notwithstanding Section 5.2, the Mill Owner shall maintain and repair the Jointly Used Rail Facilities, the Mill Electrical Distribution System (whether or not the Direct Purchase Arrangement becomes effective), the Mill Owner Retained Assets (including, without limitation, the Jointly Used Pipe Bridges), the Repair Track Access Track, the training room in the Mill’s fire house, the Mill’s truck scales, the Ingevity Natural Gas Utility Facilities, the gas lines used to supply natural gas to the Carbon Plant on an interim basis pursuant to Section 3.11, the Party Wall and the phosphate pre-treatment equipment that is part of the Wastewater Treatment Plant, in each such case in all material respects in accordance with the Maintenance Standards.

(b)          For the repair and maintenance of the Jointly Used Rail Facilities pursuant to Section 5.3(a), Ingevity shall pay to the Mill Owner on a monthly basis: (i) an amount determined by multiplying the Mill Owner’s monthly Operating Costs for each track inspection activity (specific work order) undertaken by the Mill Owner with respect to the Jointly Used Rail Facilities during the month by Ingevity’s Proportionate Share of Rail Usage, plus (ii) for each maintenance or repair activity with respect to the Jointly Used Rail Facilities (specific work order) undertaken by the Mill Owner during such month an additional amount determined by multiplying the Mill Owner’s Operating Costs for such maintenance or repair by a fraction, the numerator of which is the number of inbound rail cars moved over the Jointly Used Rail Facilities to the Carbon Plant during the month and the denominator of which is the total number of inbound rail cars moved over the Jointly Owned Rail Facilities (including those moved to the Carbon Plant) during the month. There shall be no charge to Ingevity for use of the Repair Track Access Track.

(c)          Ingevity’s “Proportionate Share of Rail Usage” shall be a percentage determined by dividing the number of feet of track in the Jointly Used Rail Facilities by the aggregate number of feet of railroad track on the Mill Property (for clarity, including the Jointly Used Rail Facilities but excluding the track on the Carbon Plant Property) and multiplying the result by a fraction, the numerator of which is the number of inbound rail cars moved over the Joint Owned Rail Facilities to the Carbon Plant during the month and the denominator of which is the total number of inbound rail cars moved over the Jointly Owned Rail Facilities (including those moved to the Carbon Plant) during the month.

(d)          For Ingevity’s use of the Jointly Used Pipe Bridges to carry pipes and conduit owned by Ingevity (individually or in common with the Mill Owner), Ingevity shall pay to the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) undertaken by the Mill Owner with respect to the Jointly Used Pipe Bridges by a fraction, the numerator of which is the number of square inches of Ingevity’s pipes and conduits carried by the Jointly Used Pipe Bridges during the month, if any, and the denominator of which is the total number of square inches of pipes and conduits carried by the Jointly Used Pipe Bridges.

(e)          For the repair and maintenance pursuant to Section 5.3(a) of the Mill Owner’s natural gas lines used to supply natural gas to the Carbon Plant on an interim basis pursuant to Section 3.11, Ingevity shall pay the Mill Owner on a monthly basis an aggregate amount determined by multiplying the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) with respect to such natural gas lines, if any, during the month by a fraction, the numerator of which is the quantity of all natural gas used by Ingevity during the most recent month for which a bill is available and the denominator of which is the aggregate quantity of natural gas used by the Mill Owner and Ingevity during the most recent month for which a bill is available. For the repair and maintenance pursuant to

Section 5.3(a) of the Ingevity Natural Gas Utility Facilities (including any gas lines constructed at the expense of Ingevity after the Effective Date on the Mill Property pursuant to the Lease), Ingevity shall pay the Mill Owner on a monthly basis an aggregate amount equal to the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) with respect to the Ingevity Natural Gas Utility Facilities.

(f)           For the repair and maintenance of the Party Wall, Ingevity shall pay to the Mill Owner on a monthly basis an amount equal to 50% of the Mill Owner’s Operating Costs for each maintenance or repair activity (specific work order) undertaken by the Mill Owner during the month with respect to the Party Wall.

(g)          Except as otherwise expressly provided in this Agreement, there shall be no other charge to Ingevity for the other maintenance and repair services provided by the Mill Owner pursuant to Section 5.3.

Section 5.4          Repair and Maintenance of Roads and Parking Areas.  (a) Each Plant Owner shall maintain in good order and repair as necessary those roadways (including bridges) located on the real property owned or leased by the Plant Owner which the other party has the right to use under the Ground Lease and this Agreement, at the Plant Owner’s expense. The Mill Owner shall: (i) maintain in good order and repair as necessary all parking lots on the Carbon Plant Real Property and, to the extent Ingevity is entitled to use them under the Ground Lease, parking lots on the Mill Property, and (ii) provide snow plowing and snow removal for: (x) the parking lots on the Mill Property which Ingevity is entitled to use under the Ground Lease, (y) the roadways on the Mill Property which Ingevity is entitled to use under the Ground Lease, and (z) the parking lots and roadways on the Carbon Plant Real Property.

(b)          For the parking lot maintenance and repair work and snow removal conducted by the Mill Owner pursuant to Section 5.4(a), Ingevity shall pay to the Mill Owner on a monthly basis an amount determined by multiplying the Mill Owner’s Operating Costs for each parking lot maintenance, repair or snow removal activity (specific work order) undertaken by the Mill Owner pursuant to Section 5.4(a) during the month, if any, by the Ingevity Employee Ratio.

ARTICLE 6

ADDITIONAL PROVISIONS WITH RESPECT TO CHARGES

Section 6.1          General.  Except as otherwise expressly provided in this Agreement, the provisions of this Article 6 shall apply to all charges payable under this Agreement pursuant to Article 3, Article 5 and the Wastewater Treatment Terms.

Section 6.2          Adjustments Based on Extraordinary Changes.  Notwithstanding any other provision of this Article 6, if in any calendar year the Mill Owner or Ingevity can demonstrate that the Mill Owner’s actual Operating Costs during the calendar year in providing any Service to Ingevity varied (up or down) from the portion of the Mill Owner’s Operating Costs associated with such Service that are paid by Ingevity as provided in Article 3, Article 5 or the Wastewater Treatment Terms for the calendar year by more than 5% as a result of a change in usage by Ingevity or for another reason related to Ingevity, Ingevity shall reimburse the Mill Owner for the amount by which such actual Operating Costs attributable to Ingevity exceeded the aggregate monthly fee for the calendar year determined as provided in such Article, or the Mill Owner shall reimburse Ingevity for the amount by which such actual Operating Costs attributable to Ingevity were less than the aggregate monthly fee for the calendar year determined as provided in such Article.

Section 6.3          Service Level Failures.  (a) “Failure Hours” shall be the number of hours (rounded, for each incident, up or down to the nearest whole hour) in a calendar month during which Ingevity’s carbon manufacturing operations at the Carbon Plant are not operating due to the failure of the

Mill Owner to provide Services, in each case in accordance with the applicable Service Specifications, but excluding: (i) any hours during which all of the Mill’s paper machines also are shut down at the same time primarily as a result of the lack of the same Service or Services, (ii) any hours during which the only Services not being provided are Wastewater Treatment Services for which the Mill Owner has exercised a right under the Wastewater Treatment Terms to require Ingevity to shut down the Carbon Plant, and (iii) any hours after the occurrence of a Permanent Closure of the Mill. In calculating the Failure Hours for a calendar month, there shall be included any hours which otherwise would have been a Failure Hour but for Ingevity maintaining the operation of the Carbon Plant through mitigation. Each occurrence of a Failure Hour is referred to as a “Service Level Failure.”

(b)          Ingevity shall monitor and record (and provide information to the Mill Owner with respect to) the number of Failure Hours for each calendar month determined as provided in Section 6.3(a), noting the cause and duration of each such Failure Hour. The aggregate Failure Hours, so determined for a calendar month then shall be reduced as follows (the number of Failure Hours, if any, remaining after reduction in accordance with this Section 6.3(b) are referred to as “Penalty Hours”):

(i)          the aggregate number of Failure Hours during the calendar month shall be reduced by 10 hours;

(ii)         the number of Failure Hours during such calendar month shall be reduced by the number of such Failure Hours that resulted from a Major Equipment Shutdown, a Cold Maintenance Shutdown, an emergency maintenance shutdown of Critical Services Equipment or a Closure of the Mill;

(iii)        the number of Failure Hours during such calendar month shall be reduced by the number of such Failure Hours that resulted from a Force Majeure Event (based on documentation such as maintenance records, operator logs and the like, which the Mill Owner shall be required to maintain and provide to Ingevity);

(iv)        the number of Failure Hours during such calendar month shall be reduced by the number of such Failure Hours during which the Carbon Plant was not being operated by Ingevity for reasons unrelated to the Service Level Failure (based on documentation such as maintenance records, operator logs and the like, which Ingevity shall be required to maintain and provide to the Mill Owner);

(v)         the number of Failure Hours during such calendar month shall be reduced by the number of such Failure Hours as to which the Mill Owner’s performance was excused under Section 6.7; and

(vi)        in each three year period during the Term (beginning with the three year period following the Effective Date, and continuing during each consecutive three year period following such period), the number of Failure Hours shall be reduced by up to an aggregate of 75 hours (without a right to carry-forward into a subsequent three year period, any of such 75 hours that are not used during the then-current three year period) in connection with one incidence of equipment or machinery failures at the Mill (for the avoidance of doubt, one incidence may include the failure of several pieces of equipment or machinery in the same timeframe that are caused directly or indirectly by the failure of one piece of equipment or machinery, but only if during such hours the Mill Owner is using commercially reasonable efforts to effectuate a cure of such failure as soon as reasonably practicable).

(c)          The Mill Owner shall pay to Ingevity Service Level Payments, if any, for each month calculated based on the respective number of Penalty Hours: either: (x) if Ingevity was unable to mitigate the effect of the Service Level Failure during such Penalty Hour, the Hourly Charge, or (y) if

Ingevity was able to mitigate the effect of the Service Level Failure during such Penalty Hour, the lesser of: (1) the aggregate actual, documented costs and expenses reasonably incurred and/or accrued by Ingevity to mitigate the effect of the Service Level Failure during such Penalty Hour, and (2) the Hourly Charge. Notwithstanding the foregoing, however, in no event shall the Service Level Payments, together with any Losses for which the Mill Owner is responsible as described in Section 6.3(g) with respect to the Service Level Failure(s) that gave rise to such Service Level Payments: (A) for any one incidence or related incidences of Service Level Failure exceed $100,000 in the aggregate, and (B) for any period of 12 consecutive calendar months exceed $400,000 in the aggregate. The amounts calculated as provided in this Section 6.3(c) are referred to as “Service Level Payments.”

(d)          The “Hourly Charge” shall be $4,500 per hour.

(e)          The Service Level Payments payable under this Section 6.3 have been agreed upon as liquidated damages because actual damages from Service Level Failures may be difficult to determine and are Ingevity’s exclusive remedy for the failure by the Mill Owner to provide Services, absent the Mill Owner’s willful misconduct or gross negligence. The limitations set forth in this Section 6.3(e) do not apply to, and are not intended to preclude: (i) any claim by either party with respect to personal injury or tangible personal property damage resulting from any action or inaction of the other party constituting a Service Level Failure, or (ii) any claim by either party based on a breach by the other party of any obligation under this Agreement not constituting a Service Level Failure.

(f)           Ingevity expressly acknowledges and agrees that interruptions in Mill Owner’s ability to provide Services will occur from time to time due to shutdowns, upsets and other causes, both foreseen and unforeseen, and that such interruptions shall not constitute a breach of this Agreement. Except as expressly provided in this Section 6.3 with respect to Service Level Payments and subject to the exceptions set forth in the second sentence of Section 6.3(e), the Mill Owner shall have no liability to Ingevity or any of its officers, directors, shareholders, employees, parents, affiliates or assigns for any Losses incurred by Ingevity as the result of any such interruption in the Services.

(g)          The Mill Owner’s liability for the failure to give Ingevity notice of a maintenance shutdown or Closure of the Mill pursuant to Section 11.1(a)(i) shall be limited to the actual Losses, if any, incurred by Ingevity as a result of such failure, and such Losses shall be subject to the limitations set forth in the next to last sentence of Section 6.3(c).

Section 6.4          Payment Terms.  (a) As promptly as practical after the end of each calendar month during the Term, the Mill Owner shall prepare and deliver to Ingevity an invoice showing in reasonable detail each amount payable to the Mill Owner under this Agreement for Services, calculated as provided in this Agreement and an invoice for any Wastewater Remedy Payments, in each case with reasonably detailed supporting documentation. A hypothetical form of invoice for the month of February, 2016, prepared as if this Agreement had been in effect at such time, is attached as Schedule 6.4. Ingevity shall pay in full the aggregate amount shown on each invoice within 19 days after receipt of such invoice, subject to Ingevity’s right to dispute any amount shown on such invoice in accordance with Article 14 and to withhold payment of any such amount as Ingevity believes, in good faith, to be overstated by more than $5,000.

(b)          Unless the party entitled to receive a payment determines, based on the credit risk posed by the other party, that amounts owed by it to the other party may be offset against amounts that the first party is entitled to receive, or unless the parties otherwise agree in writing, amounts payable by one party with respect to a month shall not be netted against amounts payable by the other party with respect to such month.

(c)          During the 30 days following receipt of an invoice, the parties shall work together to reconcile any volumes and prices on such invoice that are in dispute or otherwise have not been determined finally as of the time the invoice is prepared and to make any adjustment required as a result of such reconciliation (which shall be reflected on the next subsequent invoice after such reconciliation is completed).

(d)          Any amount payable under this Section 6.4 which is not paid when due (including any amount withheld by a party pursuant to Section 6.4(a) which subsequently is determined by agreement of the parties or pursuant to Article 14 to be owed by such party) shall bear interest on the unpaid amount from the date originally due until the date payment is received at the lesser of the highest amount allowed by applicable Law or the Default Rate.

(e)          No party shall include in an invoice given to the other party any charge or other amount that arose more than one year prior to the date of the invoice unless such charge or other amount was subject to a dispute submitted for resolution through the Escalation Process within one year after it arose. Notwithstanding the foregoing, however, the Mill Owner shall make adjustments (up or down) in the charge for electricity pursuant to Section 3.3(b) on any invoice for up to two years after the delivery of such invoice, to the extent necessary to adjust for an electricity meter that is determined to be inaccurate by 2% or more.

Section 6.5          Documentation; Books and Records.  Each party shall use commercially reasonable efforts to maintain all meters and measuring devices used to measure Services provided under this Agreement or to monitor compliance with the criteria specified in the Wastewater Treatment Terms that are owned or controlled by that party in good working order and in compliance with the Maintenance Standards. Each party shall maintain for a period of three years all records of readings and all other information and records calculations it uses to determine the amount of any payment a party is required to make under this Agreement or to monitor compliance with the provisions of this Agreement (including, without limitation, the Wastewater Treatment Terms) or the Lease (collectively, the “Supporting Information”). A party with Supporting Information shall furnish such Supporting Information to the other party upon request at any time. All books and records of a party with respect to the Services (including books and records with respect to Failure Hours and Penalty Hours), the Wastewater Treatment Terms, compliance with this Agreement or the Lease (including, without limitation, compliance by the party with all insurance requirements of this Agreement and the Lease and compliance by the party with Law as required by this Agreement and the Lease) and all Supporting Information shall be kept open to examination and audit by the other party and/or its representatives during normal business hours at a location mutually agreeable to both parties upon reasonable advance notice. If either party is requested by the other party to provide Supporting Information pursuant to Section 2.2 of the Wastewater Treatment Terms, the party holding such Supporting Information shall provide such Supporting Information to the other party promptly following such request.

Section 6.6          Availability of Information for Calculations; Monthly Adjustments.  To the extent that any measurements or other information required under this Agreement for calculating amounts payable by the parties for a month under this Agreement are not reasonably available for the calculation of the amount payable for that month, the calculation for that month shall be made using measurements or other information available through the third last day of the month or using those measurements from the prior month, and an adjustment shall be made in the amount payable for the following month, based on the actual measurements.

Section 6.7          Delays or Failures.  If either party’s breach of its obligations under this Agreement (the “Originating Party”) directly causes the other party’s (“Recipient Party”) failure to perform or delay in performing any Service, then the Recipient Party shall be deemed not to be in breach of this Agreement, nor shall such Recipient Party be obligated to make a payment for such failure or delay, but only if the Recipient Party promptly notifies the Contract Manager of the Originating Party (with written notice delivered within three business days after oral notice) of the Originating Party’s act or omission and of the Recipient Party’s failure or delay in performing under the circumstances.

Section 6.8          Calculation of Operating Costs.  If a provision of this Agreement requires that a payment be made based on specified “Operating Costs” of the Mill Owner (“Operating Costs”), such

Operating Costs shall be calculated to include the Mill Owner’s actual, documented costs in each of the categories listed on Schedule 6.8, to the extent applicable to the matter for which the Operating Costs are being calculated. To the extent either party’s Operating Costs include depreciation, such depreciation shall be determined based on such party’s depreciated actual cost without write-up for external events such as a sale of the business, merger or the like and shall be subject to change to reflect capital improvements to that party’s assets that are properly chargeable to the other party pursuant to Article 7 (to the extent that the other party has not contributed to the cost of such capital improvement as provided in Article 7).

ARTICLE 7

CAPITAL EXPENDITURES

Section 7.1          Capital Expenditures to Satisfy Regulatory Requirements and in Connection with Expansion.  Except as otherwise provided in Section 10.3(c), in the event that a capital improvement is necessary to comply with regulatory or other requirements of Law applicable to both the Mill and the Carbon Plant, the Mill Owner and Ingevity each shall cooperate with respect to identifying and installing the capital improvement, and each of them shall contribute towards the cost of such capital improvement (and any increased operating costs associated with such improvement) based on that party’s relative responsibility for the conditions or circumstances that gave rise to the need for such capital improvement. Notwithstanding the foregoing, however: (i) in the event a capital improvement is required to comply with a requirement administered by the United States Department of Homeland Security (or its successor) applicable to a party and such capital improvement will benefit or be used by both parties for the benefit of both parties (such as, for example only, protection for the combined facilities, but not including any capital improvement that is specific to the protection of one party’s facility), the parties shall work together to identify a cost effective solution and each party shall share the cost of such capital improvement in the same proportion as the costs of Security Services are shared pursuant to Section 3.5(d) (and any increased operating costs associated with such improvement shall be allocated as agreed upon by the Operating Council), and (ii) if, subsequent to any such capital improvement for which the parties share the cost equally, the other party would be required (but for the earlier capital improvement for which the parties shared the cost equally) to comply with a requirement administered by such Department (or its successor) requiring a similar capital improvement, the parties shall re-allocate the cost of the earlier capital improvement between them to reflect their respective use of, or benefit from, the earlier capital improvement. The Mill Owner and Ingevity shall cooperate to identify and select the most cost effective manner of complying with such regulatory requirements, which may include determining that the capital improvement be undertaken by the party with the lesser responsibility (with the costs of such improvement and any increased operating costs associated with such improvement being allocated and paid for by the parties as provided in the preceding sentence). In the event of an expansion of capacity or output or change in product produced or method of production by a party that results in the need to make any such capital improvement to comply with applicable Law, the party making such expansion or change shall bear all of the cost thereof.

Section 7.2          Capital Improvements for Rail Infrastructure.  In the event that the Mill Owner and Ingevity determine that a capital improvement with respect to the railroad infrastructure located within the Mill and jointly used by the parties is required or desirable, both parties shall contribute towards the cost of such capital improvement based on that party’s proportionate use of the jointly used railroad infrastructure within the Mill, which shall be determined based on the proportion of the total railcar moves on such jointly used railroad infrastructure that were for the benefit of such party during the prior 12-month period.

Section 7.3          Capital Improvements to Maintain Assets Used to Provide the Services.  The Mill Owner shall have the right, in its sole discretion, to determine if capital improvements are necessary and/or appropriate for maintenance of assets owned by the Mill Owner and used to deliver the Services under this Agreement. Except to the extent otherwise expressly provided in Article 6, to the extent that Ingevity directly benefits from such capital improvement; such capital improvement is not made for the purpose of accommodating an expansion of the Mill; and Ingevity was being charged for the asset with respect to which such capital improvement was made prior to the Effective Date, Ingevity shall be allocated a portion of the cost of the capital improvement based on Ingevity’s proportionate direct benefit from such capital improvement or the applicable Service received by Ingevity, and Ingevity shall pay for such allocated portion either by paying such allocated portion to the Mill Owner or, if Ingevity so determines, by an increase in the depreciation component of the Operating Costs paid by Ingevity pursuant to Article 6, as provided in Section 6.8.

Section 7.4          Other Mutual Capital Projects.  The Mill Owner and Ingevity from time to time jointly may identify, in their respective sole discretion, other capital improvements that will benefit one or both of the parties, with each party contributing towards the cost in such manner as they may agree.

Section 7.5          Capital Improvements with Respect to the Continuous Assets.  The Asset Owner of a Co-located Continuous Asset located on the other party’s Property may carry out capital improvements with respect to such Co-located Continuous Asset in accordance with the provisions of the Ground Lease.

Section 7.6          No Capital Improvement Obligation on the Part of the Mill Owner.  Notwithstanding anything to the contrary set forth in this Agreement, the Mill Owner shall have no obligation to install or make (at its own expense or at the expense of Ingevity), or contribute to the cost of, any capital improvement to the Carbon Plant, the Carbon Plant Real Property, the Mill or the Mill Real Property. Any such capital improvement shall be installed or made, and any such contribution shall be made, in the Mill Owner’s sole discretion. For clarity, the capital costs associated with any capital improvement or other capital project which the Mill Owner agrees to install or make pursuant to this Article 7 shall include all applicable overhead costs of WestRock personnel (including, without limitation, management personnel) associated with the design and installation or construction of such capital improvement or project and all associated design, engineering and consulting fees, and all such overhead costs shall be shared by the parties in the same manner as other capital costs for such capital improvement or capital project as provided in this Article 7.

ARTICLE 8

OPTIONS TO PURCHASE; USE OF CERTAIN ASSETS

Section 8.1          Mill Owner Option to Purchase.  If the Mill Owner receives notice of, or otherwise becomes aware of, a Permanent Closure of the Carbon Plant and if Ingevity then owns the Carbon Plant Real Property, the Mill Owner shall have the exclusive option and right, exercisable in the Mill Owner’s sole discretion (the “Mill Owner Option”), to purchase the buildings and fixtures comprising the Carbon Plant and the Carbon Plant Real Property (collectively, the “Mill Owner Option Assets”). The Mill Owner may exercise the Mill Owner Option with respect to any or all of the Mill Owner Option Assets by giving written notice of such exercise to Ingevity at any time during the period commencing on the date the Mill Owner first received notice of, or otherwise became aware of, the Permanent Closure of the Carbon Plant (but not prior to the date the Carbon Plant is first closed), and ending six months after the later of: (i) the date the Carbon Plant is closed, or (ii ) the date the Mill Owner first received notice of, or otherwise became aware of, the Permanent Closure of the of the Carbon Plant (and “Mill Owner Option Exercise Notice”). Notwithstanding the foregoing, however, the Mill Owner may, in its sole discretion, rescind exercise of the Mill Owner Option in whole or part by giving written notice of such rescission to Ingevity within 30 days after the purchase price of the Mill Owners Option Assets is finally determined as provided in Section 8.2. If the Mill Owner rescinds its exercise of the Mill Owner Option, the Mill Owner: (i) thereafter, shall have no further right to exercise the Mill Owner Option, and (ii) shall pay the expenses of the appraiser(s) appointed as provided in Section 8.2. If the Mill Owner receives notice of, or otherwise becomes aware of, a Permanent Closure of the Carbon Plant and if Ingevity does not then own the Carbon Plant and the Lease is in effect, the rights of the Mill Owner with respect to the buildings, fixtures and real property comprising the Carbon Plant and the Carbon Plant Real Property shall be governed by the Lease and not this Section 8.1.

Section 8.2          Purchase Price of Mill Owner Option Assets.  (a) The purchase price payable by the Mill Owner for the Mill Owner Option Assets shall be determined by written agreement of Ingevity and the Mill Owner or, if no such agreement is reached within 30 days after the Mill Owner gives the Mill Owner Option Exercise Notice, the purchase price shall be the fair market value of the Mill Owner Option Assets (excluding any jointly owned assets included in the Mill Owner Option Assets and excluding any value associated with this Agreement) in an arms-length sale to a third party as of the date the Mill Owner gave the Mill Owner Option Exercise Notice (excluding any special value of the Mill Owner Option Assets to the Mill Owner that would not generally be available to another potential purchaser), determined as follows:

(i)          If Ingevity and the Mill Owner agree to appoint a single independent appraiser, the determination of the fair market value of the Mill Owner Option Assets by such appraiser shall be the purchase price; or

(ii)         If Ingevity and the Mill Owner fail to appoint a single independent appraiser within 45 days after the Mill Owner gives the Mill Owner Option Exercise Notice, then within 20 days thereafter each of Ingevity and the Mill Owner shall appoint one independent appraiser knowledgeable in the valuation of industrial assets similar to the Mill Owner Option Assets. The two appraisers so appointed shall within 10 days after their appointment appoint a third independent appraiser knowledgeable in the valuation of industrial assets similar to the Mill Owner Option Assets. Each appraiser so appointed shall determine such fair market value. If neither the lowest appraised value nor the highest appraised value differs from the middle appraised value by more than 5% of such middle appraised value, than the average of the three appraisals shall be the purchase price. If either the lowest appraised value or the highest appraised value, differs from the middle appraised value by more than 5%, the average of the middle appraised value and the other appraised value that is closest to the middle appraised value shall be the purchase price. If the lowest and highest appraised values each differ from the middle appraised value by more than five percent (5%), the middle appraised value shall be the purchase price.

Except as otherwise provided in Section 8.2, Ingevity and the Mill Owner shall share equally the costs of the appraisal(s).

(b)          Ingevity shall provide the appraisers appointed as provided in Section 8.2(a) with full access to its facilities (including, without limitation, the Mill Owner Option Assets), personnel, books, records and shall reasonably cooperate with all such appraisers on an equal basis, subject to such appraisers executing a commercially reasonable confidentiality agreement with Ingevity. Unless the Mill Owner elects to rescind its exercise of the Mill Owner Option as provided in Section 8.1, the closing of the sale of the Mill Owner Option Assets shall occur on a date agreed upon by the parties, but not later than 90 days after the purchase price is finally determined (subject to necessary governmental approvals and the like). At such closing, the Mill Owner shall pay to the Ingevity the purchase price in cash, and Ingevity shall convey to the Mill Owner all of its right, title and interest in the Mill Owner Option Assets being so purchased in an “AS-IS, WHERE-IS” condition and otherwise with all faults and defects as of the date of such closing, free and clear of all mortgages, security interest, liens, pledges, deeds of trust, charges, options, rights of first refusal, easement, covenants, restrictions and other encumbrances.

Section 8.3          Continued Operation of Assets Used to Provide Critical Services.  (a) Upon any Closure of the Mill, Major Equipment Shutdown or other occurrence the result of which would be the Mill Owner’s discontinuance of the maintenance and operation of the Wastewater Treatment Plant, the Jointly Used Rail Facilities, the Repair Track Access Track, the Mill’s steam generation facilities and/or any other utility system then serving the Carbon Plant (collectively, the “Critical Services Equipment”), at Ingevity’s request, Ingevity shall have the right to assume from the Mill Owner the operation and mainenance of all or any part of such Critical Services Equipment for the purpose of providing continued Services to the Carbon Plant (the “Interim Operation”), and the Mill Owner shall reasonably cooperate with Ingevity in the Interim Operation of such Critical Services Equipment, including providing Ingevity’s Agents with all necessary access to the Critical Services Equipment for such purpose and entering into reasonable arrangements with Ingevity to faciliate the Interim Operation of the Critical Services Equipment. Ingevity shall be responsible for and pay all costs and expenses associated with the Interim Operation of such Critical Services Equipment (including, without limitation, all property Taxes and license fees associated therewith) and shall comply with all applicable Laws (including, without limitation, Environmental Laws) in connection with the Interim Operation of the Critical Services Equipment.

(b)          Ingevity’s rights with respect to the Interim Operation of Critical Services Equipment under Section 8.3(a) shall continue until the earlier of: (i) the date the Mill Owner resumes operation and maintenance of such Critical Services Equipment and resumes providing the Services dependent on such Critical Services Equipment, (ii) the date of termination specified in a written notice given by Ingevity to the Mill Owner to be effective when Ingevity is able to obtain the Services dependent on such Critical Services Equipment from its own equipment and systems or another source, (iii) the date of termination specified in a written notice given by the Mill Owner to Ingevity reasonably in advance of such date if the Mill Owner reasonably demonstrates that the continued Interim Operation of such Critical Services Equipment by Ingevity will unreasonably interfere with the Mill Owner’s ability to sell the Mill or the Mill Property, or (iv) the date of termination specified in a written notice given by the Mill Owner to Ingevity at least five years prior to the effective date of such termination.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1          Power and Authority of Ingevity; Enforceability.  Ingevity represents and warrants to the Mill Owner that: (i) Ingevity is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia, with the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) this Agreement has been duly authorized, executed and delivered by Ingevity and constitutes the legal, valid and binding obligation of Ingevity, enforceable against Ingevity in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally and general principles of equity (whether considered at law or in equity).

Section 9.2          Power and Authority of the Mill Owner; Enforceability.  The Mill Owner represents and warrants to Ingevity that: (i) the Mill Owner is a limited liability company duly organized and validly existing under the laws of the state of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and is duly qualified or registered to transact business in the Commonwealth of Virginia, and (ii) this Agreement has been duly authorized, executed and delivered by the Mill Owner and constitutes the legal, valid and binding obligation of the Mill Owner, enforceable against the Mill Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally and general principles of equity (whether considered at law or in equity).

Section 9.3          Limitation of Warranties.  EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE SERVICES ARE BEING PROVIDED, “AS IS” AND WITH ALL FAULTS, AND NEITHER PARTY IS MAKING ANY WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (AS DEFINED IN THE VIRGINIA UNIFORM COMMERCIAL CODE), ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

ARTICLE 10

ADDITIONAL COVENANTS

Section 10.1        Insurance.  (a) The Mill Owner and Ingevity each shall maintain, during the Term (but subject to revision at the end of the policy term of the applicable policy through the Review Process), at such party’s sole expense, insurance of the following types in at least the amounts specified:

(i)          Commercial General Liability Occurrence insurance coverage with limits of liability of $1,000,000 per occurrence and $2,000,000 general aggregate. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any rights of subrogation against the other party and its directors, officers and employees.

(ii)         Commercial Automobile Liability insurance coverage for any automobile used in the performance of such party’s obligations under this Agreement with limits of liability of $1,000,000 combined single limit. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(iii)        Workers’ Compensation insurance coverage covering all persons providing services to the other party under this Agreement. Such insurance (which may consist of a state-approved program of self-insurance) shall satisfy all applicable statutory requirements and be in accordance with the laws of the state or states in which the party is operating under this Agreement, shall include an Alternate Employer Endorsement naming the other party as the alternate employer and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(iv)        Employer’s Liability insurance coverage with limits of: (x) bodily injury by accident — $1,000,000 each accident, (y) bodily injury by disease — $1,000,000 each employee, and (z) bodily injury by disease — $1,000,000 policy limit.

(v)         Excess Umbrella Liability insurance coverage with limits of liability of $10,000,000 per occurrence, with excess limits provided for the Commercial General Liability Occurrence, Automobile Liability and Employer’s Liability insurance coverages required under this Section 10.1. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(b)          All insurance companies providing insurance required by this Section 10.1 must be authorized to do business in each state in which the operations of the insured party under this Agreement are conducted and must be rated “A-” or better with a financial rating of “VII” or better in the most recent edition of the A.M. Best Rating Guide (or, in the event such rating guide is no longer published, or such ratings no longer are published in such rating guide, such other published rating of insurance companies as the parties mutually determine). If a captive entity is used to satisfy these insurance requirements, the captive entity shall provide a letter of good standing.

(c)          Each party shall use commercially reasonable efforts to require that all policies of insurance which such party is required to maintain under this Section 10.1 shall provide for 30 days prior written notice of cancellation or non-renewal to the other party under this Agreement. Prior to the Effective Date, each party shall provide to the other certificates evidencing all insurance coverages it is required to maintain under this Agreement, and shall deliver renewal certificates within 10 days of renewal of any required insurance throughout the Term of the Agreement; provided, however, that either the Mill Owner or Ingevity may, with notice to the other, satisfy such obligation by making such certificates available on the website of the party providing the certificate or an Affiliate. Any and all collateral required by an insurance carrier or a state agency and all deductibles or self-insured retentions on referenced insurance coverages must be borne by the first named insured party. The insurance required herein will not be limited by any limitations expressed in the indemnification language in this Agreement or any limitation placed on the indemnity therein given as a matter of Law.

(d)          Failure of either party to maintain insurance as required by this Agreement, to provide evidence of such insurance or to notify the other party of any breach by such other party of the provisions of this Section 10.1 shall not constitute a waiver of any such requirements to maintain insurance.

(e)          Each party shall be responsible for risk of loss of, and damage to, raw material, equipment or Co-located Continuous Asset of the other party in such party’s possession, custody or under its control, except to the extent that such loss or damage was caused by the acts or omissions of the other party or its agents.

Section 10.2        Service Level Failures; Wastewater Remedy Payments; and Optimization of Operations.  The Mill Owner and Ingevity shall: (i) work together to determine the factors contributing to Service Level Failures, and failures or other matters giving rise to Wastewater Remedy Payments and shall use commercially reasonable efforts to reduce the number and duration of such Service Level Failures and such other failures or other matters giving rise to Wastewater Remedy Payments, and (ii) work together in a commercially reasonable manner, including by giving the notices required with respect to expansions, to optimize their respective processes that affect the operations of the other.

Section 10.3        Applicable Law.  (a) In performing their respective obligations under this Agreement, each party shall comply, in all material respects, with all applicable Laws and all permits held by it.

(b)          Each party shall provide the other party, at the other party’s written request, with such information, data and reports that have been prepared by the party receiving the request in the ordinary course as may be reasonably necessary for the requesting party to comply with Law applicable to the requesting party in connection with its obligations under this Agreement.

(c)          Each party shall use commercially reasonable efforts to inform the other party of any change in applicable Law that any representative of such party on the Operating Council becomes aware of that is reasonably likely to have a material effect on either party’s rights and obligations under this Agreement. If the parties become aware of: (x) any change in applicable Law that is likely to require changes in the Services or the manner in which the Services are delivered, or (y) any order or other requirement by a Governmental Authority to conduct ambient air modelling at either the Mill or the Carbon Plant (any of the foregoing, a “Law Change”), the parties shall use commercially reasonable efforts: (i) if the Law Change is a proposed regulation or order, to work together, if the parties so agree, to modify such proposed regulation or order, with each party contributing towards the cost of such efforts based upon the relative effect of the Law Change on the parties, respectively, and/or (ii) to address the problem created by the Law Change through technical, administrative or legal means. Any associated costs therefor shall be borne by the party whose ability to conduct its business is affected by the Law Change or jointly if the ability of both parties to conduct their respective businesses are affected. In the event a solution is not possible or commercially reasonable through technical, administrative or legal means, then the Mill Owner and Ingevity shall work cooperatively to effect a resolution that would allow both the Mill Owner and Ingevity to be in compliance with the Law Change.

(d)          If the parties disagree in good faith about the interpretation or the effects of a Law Change, and either party reasonably believes that acting in accordance with the other’s interpretation: (i) will create risk to such party of a violation of such Law Change, or (ii) will materially limit or prohibit such party from performing its material obligations hereunder, then such disagreement about the interpretation or the effects of a Law Change shall be submitted for resolution in accordance with the Escalation Process; provided, however, that if the subject matter of such disagreement is an interpretation of the Law Change and cannot be resolved by the Escalation Process pursuant to Section 14.2, then either party may seek resolution of such disagreement in any court of competent jurisdiction (which may include, without limitation, seeking an injunction to prevent irreparable harm).

ARTICLE 11

NOTICES

Section 11.1        Required Notices.  (a) The Mill Owner shall give Ingevity not less than the specified written notice for each of the following:

(i)          for any Major Equipment Shutdown, Cold Maintenance Shutdown or Closure of the Mill, promptly following a determination by the Mill Owner to effectuate such Major Equipment Shutdown, Cold Maintenance or Closure in accordance with the Mill Owner’s operating procedures; and

(ii)         180 days prior written notice of: (x) any expansion or alteration of the Mill that is reasonably likely to have a material adverse effect on Ingevity, and (y) any action by the Mill Owner that is reasonably likely to require ambient air modelling with respect to the Mill or the Carbon Plant.

Each notice given pursuant to this Section 11.1(a) shall specify the anticipated duration of the event giving rise to the requirement to give the notice. Each month during the Term, the Mill Owner shall provide to Ingevity the Mill’s then-current “twelve month rolling maintenance schedule” for informational purposes. Disclosure of a matter in the current “twelve month rolling maintenance schedule” shall constitute adequate notice under Sections 11.1(a)(i) of such matter. The Mill Owner shall provide Ingevity with a copy of the relevant notice provisions of the Mill Owner’s operating procedures referred to in Section 11.1(a)(i) and shall promptly notify Ingevity of any material changes to such notice provisions. All other notices pursuant to this Section 11.1(a) shall be given in accordance with Section 11.2. In the event that the commencement and/or duration of a Major Equipment Shutdown, a Cold Maintenance Shutdown or a Closure must be changed, the Mill Owner shall so notify Ingevity as soon as the Mill Owner becomes aware of the need for the change and shall reasonably work with Ingevity to minimize the impact on Ingevity of any such change.

(b)          Ingevity shall give the Mill Owner not less than the specified written notice for each of the following:

(i)          120 days prior written notice of any closure of the Carbon Plant that will continue for more than 30 days (including, without limitation, any Permanent Closure of the Carbon Plant); and

(ii)         180 days prior written notice of: (i) any expansion or alteration of the Carbon Plant that is reasonably likely to have a material adverse effect on the Mill, and (y) any action by

Ingevity that is reasonably likely to require ambient air modelling with respect to the Mill or the Carbon Plant.

Section 11.2        How Notices are Given.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight mail or, to the extent receipt is confirmed, by facsimile, or five calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this Section 11.2):

If to Mill Owner:               WestRock Virginia, LLC

504 Thrasher Street

Norcross, GA 30071

Attention: Chief Financial Officer

Facsimile: 770-263-3582

With a copy to:                  WestRock Company

504 Thrasher Street

Norcross, GA 30071

Attention: General Counsel

Facsimile: 770-263-3582

And to:                               WestRock Virginia, LLC

104 West Riverside Street

Covington, VA 24426

Attention: Production Manager

Facsimile: 540-969-5707

If to Ingevity:                     Ingevity Virginia Corporation

958 E. Riverside Street

Covington, Virginia 24426

Attention: Plant Manager

Facsimile: 540-969-3504

With a copy to:                  Ingevity Corporation

5255 Virginia Avenue

North Charleston, South Carolina 29406

Attention: Law Department

Facsimile: 843-746-8278

ARTICLE 12

TERM AND TERMINATION

Section 12.1        Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in whole or part pursuant to this Section 12.1, shall continue until the 50th anniversary of the Effective Date; provided, that if Ingevity is not then in material default in the performance of any of its obligations under this Agreement, Ingevity may extend the Term of this Agreement with respect to all (but not less than all) of such provisions for additional renewal terms of five years each, effective as of the end of the initial 50 year period, or as of the end of any such five year renewal term, by giving the Mill Owner written notice of such extension at least five years prior the end of such initial 50 year period or such five year renewal term as of the end of which the extension is to be effective; provided, however, that the Mill Owner may reject any such extension by so notifying Ingevity in writing within six months after receipt of Ingevity’s notice of extension, and the Term shall then terminate as of the end of the initial 50 year period (if the notice of extension was given during such period) or at the end of the then current renewal term.

Section 12.2        Termination.  (a) This Agreement may be terminated prior to the end of the Term in the following manner:

(i)          at any time by the mutual written agreement of the parties;

(ii)         as to any individual Service only (other than the provision of steam pursuant to Section 3.1, the provision by either party of potable water pursuant to Section 3.2, the provision of electricity pursuant to Section 3.3, the provision of Security Services pursuant to Section 3.5(b), access to and use of the truck scales pursuant to Section 3.10(a)(ii), the use of voice and data network transmission lines by either party pursuant to Section 3.10(a) or Section 3.10(b), the use of the Expansion Warehouse pursuant to Section 3.9, the provision of natural gas pursuant to Section 3.11 or the provision of the Wastewater Treatment Services), by either party giving written notice of such termination to the other party at least two years prior to the date as of which such termination is to be effective;

(iii)        with respect to the provision by the Mill Owner of steam pursuant to Section 3.1 only, by either party giving written notice of such termination to the other party at least three years prior to the date as of which such termination is to be effective; provided, however, that any such termination by the Mill Owner shall not become effective unless and until either: (A) Ingevity, using commercially reasonable efforts, is able to obtain and have currently available for use sufficient firm gas transportation on commercially reasonable terms (which may include the requirement to pay “aid in construction” payments) to allow the operation of a gas-fired package boiler to supply Ingevity’s then current steam requirements, or (B) the Mill Owner releases to Ingevity firm gas transportation capacity at the receipt and delivery locations listed in Section II.2 of Schedule 3.11 that is owned by the Mill Owner and/or re-releases to Ingevity firm gas transportation capacity that is owned by Columbia Gas of Virginia, or a combination of both (A) and (B), to allow the operation of a gas-fired package boiler until such time as Ingevity obtains its own contracts for such capacity in accordance with the preceding clause (A); provided, however, Mill Owner shall post the capacity as non-biddable to the extent allowed by TCO’s FERC approved tariffs; however, Ingevity acknowledges that: (x) if the capacity becomes biddable under TCO’s tariff then there is a possibility that Ingevity may have to match an above-maximum rate offer for releases that are shorter than one year in order to obtain the capacity, (y) releases that are longer than one year may be bid up in length of term and Ingevity would be required to match the term that was offered in order to obtain the capacity and (z) once the Mill Owner posts the capacity as provided herein, the Mill Owner shall have no further obligation to provide or release firm gas transportation to Ingevity in accordance with this Subsection (B) (the amount of natural gas capacity released by the Mill Owner to supply Ingevity’s gas-fired package boiler will be based on the sum of the average monthly steam takes of 150 pound steam and 30 pound steam by Ingevity, as measured in MMBTU's per month over the 12 months prior to the notice of termination pursuant to this Section 12.2(a)(iii), adjusted for a 83% efficiency for a new 150 pound low-NOx boiler, but not to exceed 2,970 MMBTU’s per day); and further provided, however, that if the Mill Owner terminates this Agreement pursuant to this Section 12.2(a)(iii), Ingevity may delay the effective date of such termination by up to 12 months if Ingevity reasonably demonstrates that such additional period is reasonably necessary to enable Ingevity to obtain any necessary Environmental Permits for the operation of a replacement steam generation and supply system;

(iv)        with respect to the provision by the Mill Owner of natural gas pursuant to Section 3.11 only, by either party giving written notice of such termination to the other party at least two years prior to the date as of which such termination is to be effective; provided, however, that Ingevity may delay the effective date of such termination by up to 12 months if Ingevity reasonably demonstrates that such additional period is reasonably necessary to complete the installation of the direct pipeline connecting the Carbon Plant to the pipeline of the local natural gas utility;

(v)         with respect to the provision by the Mill Owner of Wastewater Treatment Services pursuant to the Wastewater Treatment Terms only, by either party giving written notice of such termination to the other party at least five years prior to the date as of which such termination is to be effective (which effective date shall not be prior to the 10th anniversary of the Effective Date); provided, however, that the Mill Owner may not exercise the right to terminate the Wastewater Treatment Services pursuant to this Section 12.2(v) unless the Mill Owner has reasonably demonstrated to Ingevity that Ingevity can reasonably design, permit and construct prior to the date of termination of the Wastewater Treatment Services and reasonably operate, in compliance with all applicable Laws, using reasonably available commercialized technology, in space then reasonably available to Ingevity, a facility for treating all discharges originating from the Carbon Plant that must be treated under applicable Law;

(vi)        by either party giving written notice to the other party following a material breach by the other party (other than a Payment Breach) of any of its obligations under this Agreement, if the other party has failed to fully cure such breach within 60 days after written notice of such breach; provided however, that if there is a bona fide dispute between the parties as to whether a material breach has occurred, termination of this Agreement shall not occur until the date on which it is determined, through the Escalation Process or otherwise, that a material breach has occurred and, if the breach is capable of being cured, an additional period of 60 days has passed following such determination during which the breach has not been cured;

(vii)       by either party giving written notice to the other party, if the other party fails to pay any amount when due under this Agreement and such failure is not cured within 30 days following receipt of written notice by the non-breaching party; provided that if there is a bona fide dispute between the parties as to whether a payment was due, the party responsible for payment shall not be deemed to have failed to make such payment (so long as such party is in compliance with Section 14.2) until it is determined, through the Escalation Process or otherwise, that the payment is due and owing and an additional 30 days have passed following such determination;

(viii)      by the Mill Owner giving written notice to Ingevity, if Ingevity defaults in the performance of a material obligation under the Lease and such default continues beyond any cure period provided in the Lease and is not waived by the Mill Owner, thereby giving the Mill Owner the right to terminate the Lease;

(ix)         by Ingevity giving written notice to the Mill Owner, if the Mill Owner defaults in the performance of a material obligation under the Lease and such default continues beyond any cure period provided in the Lease and is not waived by Ingevity, thereby giving Ingevity the right to terminate the Lease;

(x)          by either party giving written notice to the other party: (1) if the terminating party receives notice of, or otherwise becomes aware of, a Permanent Closure of the Mill or a Permanent Closure of the Carbon Plant (provided that such termination shall not become effective prior to the date the Mill or the Carbon Plant, as the case may be, is closed), or (2) upon a termination of the Ground Lease, if the Carbon Plant Real Property is not being conveyed upon such termination to Ingevity or its designee; or

(xi)         upon the termination, pursuant to one or more other provisions of this Section 12.2(a), of all of the Services.

(b)          Expiration or termination of this Agreement for any reason shall not relieve a party from the obligation to pay any amounts accruing under this Agreement prior to the effective date of such termination. Termination of this Agreement pursuant to Section 12.2(a)(vi) or (vii) shall not relieve the breaching party of any liability to the non-defaulting party for breach of its obligations under this Agreement. The provisions of Sections 15.1, 6.4, 6.5, 9.3, 11.2, 15.7 and Article 13 shall survive expiration or any termination of this Agreement.

ARTICLE 13

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 13.1        Limitation of Liability and Waiver of Subrogation.  (a) Except as otherwise expressly provided in Section 13.3(ii), Section 13.3(iii), Section 13.3(iv) and Section 13.4, the Mill Owner shall not be liable to Ingevity for:

(i)          Losses to any buildings, improvements, fixtures, furnishings, equipment or other personal property (“Property”) located or found on the Carbon Plant Real Property (except for Losses to Property owned by third parties, which shall be subject to Section 13.3(v)), notwithstanding that such Losses are caused by, result from or are attributable to any act or omission of the Mill Owner or any servant, agent, employee, director, officer, subcontractor or supplier (“Agent”) of the Mill Owner (including, without limitation, in connection with the provision by the Mill Owner of the Fire/Emergency Services);

(ii)         any Losses arising from bodily injury or death to any employee of Ingevity occurring on the Mill Property (including in connection with the provision by Ingevity of the Ingevity Fire/Emergency Services), notwithstanding that such Losses are caused by, result from or are attributable to any action or omission of the Mill Owner or any Agent of the Mill Owner;

(iii)        any Loss caused by Ingevity to Property owned by third parties; and

(iv)        any Losses arising from bodily injury or death to any employee of Mill Owner in connection with the provision by Mill Owner of the Fire/Emergency Services, notwithstanding that such Losses are caused by, result from or are attributable to any action or omission of the Mill Owner or any Agent, and except to the extent such Losses are covered by workers compensation insurance.

Ingevity hereby waives all rights of subrogation against the Mill Owner with respect to the matters described in this Section 13.1(a).

(b)          Except as otherwise expressly provided in Section 13.2(ii), Section 13.2(iv), Section 13.2(v) and Section 13.4, Ingevity shall not be liable to the Mill Owner for:

(i)          any Losses to any Property located or found on the Mill Property (except for Losses to Property owned by third parties, which shall be subject to Section 13.2(vi)), notwithstanding that such Losses are caused by, result from or are attributable to any act or omission of Ingevity or any Agent of Ingevity (including, without limitation, in connection with the provision by Ingevity of the Ingevity Fire/Emergency Services);

(ii)         any Losses arising from bodily injury or death to any employee of Mill Owner occurring on the Carbon Plant Real Property, notwithstanding that such Losses are caused by, result from or are attributable to any action or omission of Ingevity or any Agent of Ingevity; and

(iii)        any Loss caused by the Mill Owner to Property owned by third parties.

The Mill Owner hereby waives all rights of subrogation against Ingevity with respect to the matters described in this Section 13.1(b).

Section 13.2        Indemnification by Ingevity.  Ingevity shall indemnify, defend and hold the Mill Owner and its Affiliates, and each of its and their respective officers, directors, employees, successors and assigns (collectively, the “Mill Indemnified Parties”) harmless, from and against all Losses (including, without limitation, any claim, demand, cause of action, or lawsuit in connection therewith) resulting from, in connection with or arising out of:

(i)          with respect to third party claims (other than third party claims of a type covered by another provision of this Article 13), the performance of this Agreement by Ingevity, but only to the extent that the Mill Owner was not responsible for the subject matter of such Losses;

(ii)         except with respect to bodily injury or death to any employee of Mill Owner in connection with the Fire/Emergency Services (which shall be subject to subsection (vii) of this Section 13.2), or bodily injury or death to any employee of Mill Owner caused by a Vehicle owned by Ingevity or a Vehicle driven by a Ingevity employee (which shall be subject to subsection (v) of this Section 13.2), any bodily injury or death to any employee of the Mill Owner occurring on the Carbon Plant Real Property and resulting from or arising out of the gross negligence or intentional misconduct of Ingevity;

(iii)        any bodily injury or death to any employee of Ingevity resulting from or arising out of the provision of Ingevity Fire/Emergency Services;

(iv)        any damage to any Property located or found on the Carbon Plant Real Property caused by a Vehicle owned by Ingevity or a Vehicle driven by an employee of Ingevity;

(v)         bodily injury or death to any employee of Mill Owner or to a third party (who is not an employee of Ingevity or Mill Owner) caused by a Vehicle owned by Ingevity or a Vehicle driven by a Ingevity employee;

(vi)        any damage to any Property of a third party caused by Ingevity;

(vii)       any bodily injury or death to any employee of the Mill Owner resulting from or arising out of the provision of Fire/Emergency Services except to the extent covered by the Mill Owner’s workers compensation insurance coverage; and

(viii)      Claims which may be brought by any Person, including, without limitation, Claims brought by Governmental Authorities, for death, bodily or personal injuries to any Person; damage to any property, including loss of use thereof and business interruption damages; contamination of or adverse effects on natural resources or the environment, including without limitation, the costs for investigation and remediation of such contamination under Environmental Laws and other Laws; natural resource damages; or any violation of Laws, to the extent resulting from or arising out of: (A) Ingevity’s breach of the Wastewater Treatment Terms, (B) Ingevity’s discharge of wastewater to the Mill or the Wastewater Treatment Plant, including, without limitation, any Non-Conforming Discharge (as defined in the Wastewater Treatment Terms); (C) any activities of Ingevity and/or its Agents relating to or impacting the Wastewater Treatment Terms; (D) any violation by Ingevity and/or its Agents of any applicable Laws, or (E) pollution or contamination of, or petroleum or hazardous substances releases to, the Mill or the Wastewater Treatment Plant by Ingevity or any of its employees, consultants, contractors, subcontractors, representatives and/or agents, except, with respect to clauses (iv), (v), and (vii), to the extent that any such Loss is finally determined (in accordance with the Escalation Process or otherwise) to have arisen out of or resulted from the gross negligence or intentional misconduct of the Mill Owner or any such Affiliate, Agent, successor or assign and except with respect to clauses (iii) and (vii), to the extent that any such Loss is finally determined (in accordance with the Escalation Process or otherwise) to have arisen out of or resulted from the intentional misconduct of any employee, officer or agent of the Mill Owner having managerial authority with respect to the subject matter of the misconduct. For purposes of this Section 13.2 and Section 13.3: (x) “intentional misconduct” means the intentional doing of something with knowledge that it is likely to result in serious injury or property damage or with reckless disregard of its probable consequences, and (y) “gross negligence” means the failure to use such care as a reasonably prudent and careful Person would use under similar circumstances when such Person has knowledge of the results of such Person’s acts or omissions and is recklessly or wantonly indifferent to the results. Nothing in clause (viii) of this Section 13.2 shall limit the Mill Owner’s rights of action and defenses, if any, which may exist under applicable Law relating to the subject matter of this Agreement, including the Wastewater Treatment Terms.

Section 13.3        Indemnification by the Mill Owner.  The Mill Owner shall indemnify, defend and hold Ingevity and its Affiliates, and each of their respective officers, directors, employees, successors and assigns (collectively, the “Ingevity Indemnified Parties”), harmless from and against all Losses (including, without limitation, any claim, demand, cause of action, or lawsuit in connection therewith) arising out of or resulting from:

(i)          with respect to third party claims (other than third party claims of a type covered by another provision of this Article 13), the performance of this Agreement by the Mill Owner, but only to the extent that Ingevity was not responsible for the subject matter of such Losses;

(ii)         except with respect to bodily injury or death to any employee of Ingevity caused by a Vehicle owned by Mill Owner or a Vehicle driven by a Mill Owner employee (which shall be subject to subsection (iv) of this Section 13.3), any bodily injury or death to any employee of Ingevity occurring on the Mill Property and resulting from or arising out of the gross negligence or intentional misconduct of the Mill Owner or any Agent of the Mill Owner;

(iii)        any damage to any Property located or found on the Carbon Plant Real Property caused by a Vehicle owned by the Mill Owner or a Vehicle driven by an employee of the Mill Owner;

(iv)        bodily injury or death to any employee of Ingevity or to a third party (who is not an employee of Ingevity or the Mill Owner) caused by a Vehicle owned by the Mill Owner or a Vehicle driven by any employee of the Mill Owner; and

(v)         any damage to any Property of a third party caused by the Mill Owner,

except, with respect to clauses (iii), (iv) and (v), to the extent that any such Loss is finally determined (in accordance with the Escalation Process or otherwise) to have arisen out of or resulted from the gross negligence or intentional misconduct of Ingevity or any such Affiliate, Agent, successor or assign.

Section 13.4        Notice of Claim.  Each party promptly shall notify the other party in writing of any Losses covered by the indemnification obligations of the other party under Section 13.1 or Section 13.2 (a “Notice of Claim”). Without limiting any other obligation of the party receiving a Notice of Claim hereunder, such party shall promptly respond to the Notice of Claim and shall indemnify, defend and hold the party giving such Notice of Claim harmless from and against any cost, expense or other damage arising from or relating to the occurrence or damage that is the subject of the Notice of Claim in accordance with Section 13.1 or Section 13.2, as the case may be.

Section 13.5        Force Majeure.  Neither party shall be liable to the other party under this Agreement for any delay in or failure of performance by the party of its obligations hereunder resulting from a Force Majeure Event if the party has used commercially reasonable efforts to perform notwithstanding the occurrence of the Force Majeure Event. If either party should become aware of a Force Majeure Event, it shall give the other party’s Contract Manager prompt notice. Each party shall use commercially reasonable efforts to mitigate or remedy the effects of a Force Majeure Event, and if the cause of the Force Majeure Event can be minimized or remedied, the parties shall use their respective commercially reasonable efforts to do so promptly.

Section 13.6        Duty to Mitigate.  Each party shall use commercially reasonable efforts to mitigate damages for which the other party would be liable under this Agreement.

Section 13.7        Other.  Each party shall use commercially reasonable efforts to require all contractors and third party invitees to the Mill Property and/or the Carbon Plant Real Property to execute releases of liability for the benefit of both the Mill Owner and Ingevity prior to entering such property.

Section 13.8        Limitation of Liability.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT WITH RESPECT TO THE SERVICE LEVEL PAYMENTS (ALL OF WHICH ARE INTENDED TO BE LIQUIDATED DAMAGES BECAUSE ACTUAL DAMAGES MAY BE DIFFICULT TO DETERMINE), AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER THIS ARTICLE 13 (OTHER THAN SECTION 13.2(viii)), IN NO EVENT

SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, LIQUIDATED, PUNITIVE OR EXEMPLARY DAMAGES.

ARTICLE 14

CONTRACT MANAGERS; GOVERNANCE; DISPUTE RESOLUTION

Section 14.1        Contract Managers and Operating Council.  (a) Each of the parties from time to time shall designate an individual who shall be responsible for managing such party’s relationship with the other party and will serve as such party’s primary representative with respect to operational matters under this Agreement (a “Contract Manager”). The initial Contract Manager shall be the Production Manager of the Mill for the Mill Owner and the Plant Manager of the Carbon Plant for Ingevity. Each Contract Manager shall be authorized to act for and on behalf of the party such Contract Manager is representing with respect to all day to day matters relating to this Agreement. A party shall provide as much notice as is practicable to the other party of any change in the individual who is designated by the party as its Contract Manager. Each party may rely on direction from and decisions regarding day-to-day administration of this Agreement by the Contract Manager of the other party as being the directions and decisions of the party represented by such Contract Manager, subject to any direction from a party or that party’s representatives on the Operating Council to the contrary.

(b)          The Contract Managers shall meet at least quarterly during the initial year of the Term and shall meet as frequently as they or the Operating Council determine necessary thereafter to review the performance by the parties under this Agreement and to consider other matters with respect to the administration of this Agreement.

(c)          An operating council (the “Operating Council”) consisting of the Contract Manager and two other representatives designated by each party shall have overall responsibility for assisting the parties to this Agreement in the administration of this Agreement. The initial members of the Operating Council shall be the Production Manager of the Mill, the Mill Manager and the Mill Owner’s Vice President of Operations for the Mill Owner and the Plant Manager of the Carbon Plant, the Services and Support Manager of the Carbon Plant and Ingevity’s Vice President of Operations for Ingevity, or in each case a reasonably equivalent position designated by the Mill Owner or Ingevity, as the case may be. In addition, each party from time to time may designate alternate representatives, who shall be authorized to participate on the Operating Council on behalf of such party in the absence of one or more of its primary representatives. Each party shall provide as much notice as is practicable to the other party of any change in its designees on the Operating Council. The Operating Council shall meet on such a schedule, and for such purposes (within the authority of the Operating Council established by this Agreement), as the Operating Council shall approve. The presence of at least two representatives and/or alternates of each party at a meeting of the Operating Council shall be required for a quorum. The Operating Council shall act only at a meeting at which a quorum is present. Each party’s representatives on the Operating Council shall have, collectively, one vote, and any action shall be taken only with the affirmative vote of both parties’ representatives.

(d)          The Operating Council shall meet at least once each calendar year: (i) to review and discuss the processes, measurement methodologies and methods for calculating the amounts payable by the parties under Article 6 and other matters which this Agreement provides are subject to the Review Process and/or are to be reviewed by the Operating Council, to consider whether any adjustment to the manner in which measurements are made or the amounts payable under Article 6 are calculated should be made for the following year or whether any changes to other matters are to be made. In addition, at such other time or times as they may determine, the Mill Owner and Ingevity may agree to modify any such processes, measurement methodologies and methods for calculating the amounts payable under Article 6 or any other matters which this Agreement provides are subject to the Review Process and/or are to be reviewed by the Operating Council. Any such adjustments pursuant to this Section 14.1(d) shall be made only by written agreement of the parties (without the need for a formal amendment to the Agreement as provided in Section 15.5). The process set forth in this Section 14.1(d) is referred to as the “Review Process.”

(e)          Except as expressly provided in Section 14.1(d), nothing in this Agreement shall be construed as permitting any amendment to, or waiver of, any provision of this Agreement (including, without limitation, any notice requirements) except in the manner expressly provided in Section 15.5.

Section 14.2        Dispute Resolution.  (a)  Consideration by Contract Managers. All disputes, issues, controversies or claims between the parties hereunder (“Disputes”) shall first be referred to the Contract Managers for resolution. If the Contract Managers are unable to resolve, or do not anticipate resolving, a Dispute within 10 business days (or such other period as reasonably may be approved by them) after referral of the matter to them, then the parties shall submit the Dispute to the Operating Council for resolution. The Dispute escalation process described in this Section 14.2 is referred to as the “Escalation Process.”

(b)          Escalation to Operating Council. If a Dispute has been submitted to the Operating Council for resolution, the Operating Council shall negotiate in good faith to resolve such Dispute within 10 business days (or such other period of time as may be approved by the Operating Council).

(c)          Escalation to Executive Management. If the Operating Council does not resolve a Dispute within 10 business days (or such other period of time as may be approved by the Operating Council) after referral of the matter to it, then either party may notify the other in writing that it desires to elevate such Dispute to the respective executive management of the Mill Owner, who shall be the President, Paper Solutions of the Mill Owner’s ultimate parent (as of the Effective Date, WestRock Company), or reasonably equivalent officer designated by the Mill Owner, and of Ingevity, who shall be Ingevity’s Chief Executive Officer (as of the Effective Date, D. Michael Wilson) (collectively, the “Executive Management”) for resolution. Upon receipt by the other party of such written notice, the Dispute shall be so elevated and the Executive Management shall negotiate in good faith to resolve such Dispute within 10 business days (or such other period as may be approved by the Executive Management) after referral of the matter to the Executive Management (the last day of such period is referred to as the “Conclusion of the Escalation Process”).

(d)          Negotiation of Disputes. During the Escalation Process, each party’s representatives shall negotiate in good faith. The location, format, frequency, duration and conclusion of the discussions between the Contract Managers, the Operating Council and the Executive Management, respectively, shall be left to the discretion of the representatives involved. Discussions and correspondence among such representatives for purposes of these negotiations shall be treated as Confidential Information and information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

(e)          Participation in Escalation Process. Notwithstanding anything else in this Agreement to the contrary, and except as provided below in this Section 14.2(e), the parties shall participate in the Escalation Process to until the Conclusion of the Escalation Process, and shall not terminate negotiations concerning resolution of the matters in Dispute until the earlier of the Conclusion of the Escalation Process or expiration or termination of this Agreement (so long as termination of this Agreement is not the subject of the Dispute). No party shall commence a lawsuit or seek other remedies with respect to the Dispute (including termination of this Agreement) prior to the Conclusion of the Escalation Process, provided that either party is authorized to institute formal legal proceedings at any time: (i) to avoid the expiration of any applicable statute of limitations period, (ii) to preserve a superior position with respect to other creditors, or (iii) to seek an injunction to prevent irreparable harm, including in situations where the party reasonably believes that the matter involved in the Dispute may result in such party’s operations being significantly curtailed or shut down.

ARTICLE 15

MISCELLANEOUS

Section 15.1        Confidential Information.  Each party recognizes that the other party’s business interests require the fullest reasonably practical protection and confidential treatment of all information related to the other party’s business and this Agreement that is not generally known by the public, including, without limitation, documents, writings, memoranda, business plans, illustrations, designs, plans, know-how, technology, financial information, personnel data, processes, formulas, programs, inventions, reports, sources of supply, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques, business acquisition plans, methods of manufacture, trade secrets and all other valuable or unique information and techniques acquired, developed or used by the other party that the party provided, or to which the party otherwise gains access, through the transactions contemplated by this Agreement (hereinafter collectively termed “Protected Information”). Protected Information shall not include: (i) information which is or becomes part of the public domain through no breach of this Agreement by any party, or (ii) information that becomes available to a party or any of its Affiliates on a non-confidential basis from a source other than the other party. Each party shall, and shall cause Affiliates controlled by it to, hold all such Protected Information in confidence and not, directly or indirectly, to appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner any Protected Information. Notwithstanding the foregoing, nothing in this Section 15.1 shall prohibit any party or any of its Affiliates from disclosing any Protected Information to comply with any Law or any subpoena or other legal process (provided that the party shall provide the other party with notice as far in advance of any such disclosure as is practicable in order for the other party to seek a protective order or other assurance of the protection of any Protected Information the party or any such Affiliate is required to disclose).

Section 15.2        Independent Contractors.  No relationship of employer and employee, or master and servant, is intended to exist, nor shall any be construed to exist, between the Mill Owner and Ingevity, or between either party and any servant, agent, employee, subcontractor or supplier of or to the other party. Each party shall select and pay its own servants, agents, employees, subcontractors and suppliers, and neither party nor any of its servants, agents, employees, subcontractors and suppliers shall be subject to any orders, supervision or control of the other party. The parties acknowledge that this Agreement does not create a partnership, joint venture or any relationship other than a contract between independent parties.

Section 15.3        Assignment by Ingevity.  Except as otherwise provided in this Section 15.3, this Agreement may not be assigned by Ingevity in whole or in part. Notwithstanding the foregoing, Ingevity may assign this Agreement, with prior written notice to the Mill Owner, to: (i) any Affiliate of Ingevity who is and at all times during the Term remains controlled by Ingevity (provided, however, that no such assignment shall relieve Ingevity of any obligations under this Agreement), or (ii) any Person who acquires all or substantially all of the assets of the Carbon Plant and who assumes all of the liabilities and obligations of Ingevity under this Agreement, or any party into which Ingevity is merged, subject to such Person reasonably demonstrating to the Mill Owner that such Person’s creditworthiness is equal to or better than the creditworthiness of Ingevity at the time of such assumption or merger. In the event of any permitted assignment of this Agreement by either party, the assignor shall be released from its obligations hereunder and the designated assignee shall assume, in writing, all of the rights and obligations of the assigning party under this Agreement. Any purported assignment or transfer of this Agreement in violation of this Section 15.3 shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 15.4        Assignment by the Mill Owner.  Except as otherwise provided in this Section 15.4, this Agreement may not be assigned by the Mill Owner in whole or in part. Notwithstanding the foregoing, the Mill Owner may assign this Agreement, with prior written notice to Ingevity, to: (i) any Affiliate of the Mill Owner who is and at all times during the Term remains controlled by the Mill Owner (provided, however, that no such assignment shall relieve the Mill Owner of any obligations under this Agreement), or (ii) any Person who acquires all or substantially all of the assets of the Mill and, who assumes all of the liabilities and obligations of the Mill Owner under this Agreement, or any party into which Mill Owner is merged. In the event of any permitted assignment of this Agreement by either party, the assignor shall be released from its obligations hereunder and the designated assignee shall assume, in writing, all of the rights and obligations of the assigning party under this Agreement. Any purported assignment or transfer of this Agreement in violation of this Section 15.4 shall be void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 15.5        Amendment; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

Section 15.6        Entire Agreement.  This instrument constitutes the entire agreement between the parties relating to the subject matter hereof and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

Section 15.7        Choice of Law and Venue.  The rights and obligations of the parties under the Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia and of the United States, without giving effect to the principles of Virginia law relating to the conflict or choice of laws. Any legal action, suit or proceeding brought by a party that in any way arises out of this Agreement (“Proceeding”) must be litigated exclusively in the United States District Court for the Eastern District of Virginia (Richmond Division) or the Circuit Court of the County of Henrico, Virginia (the “Identified Courts”). Each party hereby irrevocably and unconditionally: (i) submits to the jurisdiction of the Identified Courts for any Proceeding; (ii) shall not commence any Proceeding, except in the Identified Courts; (iii) waives, and shall not plead or make, any objection to the venue of any Proceeding in the Identified Courts; (iv) waives, and shall not plead or make, any claim that any Proceeding brought in the Identified Courts has been brought in an improper or otherwise inconvenient forum; and (v) waives, and shall not plead or make, any claim that the Identified Courts lack personal jurisdiction over it.

Section 15.8        Binding Agreement; Successors.  This Agreement shall bind the parties to this Agreement and their respective successors (including, without limitation, any successor to the Mill Owner as owner of the Mill and any successor to Ingevity as owner of the Carbon Plant) and shall bind, and inure to the benefit of, their permitted assigns under Sections 15.3 and 15.4. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement as a third party beneficiary; provided that this Agreement shall inure to the benefit of each Person entitled to indemnification under Article 13.

Section 15.9        Headings and Other Interpretations.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, are not a part of this Agreement, and shall not be deemed to affect the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days will be deemed references to calendar days unless expressly stated otherwise and (b) any reference to a “Section” or Schedule shall be deemed to refer to a section or schedule of this Agreement. The Recitals and Exhibits to the Agreement are part of the Agreement and are hereby incorporated herein by reference. Unless the context otherwise requires, as used in this Agreement, all terms used in the singular will be deemed to refer to the plural as well, and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” References in this Agreement to “$” will be deemed a reference to United States dollars.

Section 15.10      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 15.11      Schedules.  All schedules to this Agreement referenced herein are incorporated herein by reference.

Section 15.12      Severability, etc. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 15.12, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

Section 15.13      No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Mill Owner”

WESTROCK VIRGINIA, LLC

By:	/s/ Robert B. McIntosh
Name: Robert B. McIntosh
Title: Executive Vice President, General Counsel and Secretary
Executed: May 11, 2016

“Ingevity”

INGEVITY VIRGINIA CORPORATION

By:	/s/ Edward A. Rose
Name: Edward A. Rose
Title: President – Speciality Chemicals Group
Executed: May 11, 2016

[Signature page to Covington Plant Services Agreement]